Exhibit 10.34

DISTRIBUTION AND SUPPLY AGREEMENT

This Distribution and Supply Agreement dated as of January 29, 2015 (“Effective Date”) is entered into between QBD (QS-IP) LIMITED, a corporation incorporated under the laws of Jersey, Channel Islands, with registered number 109469, and with its registered office at PO Box 1075, Elizabeth House, 9 Castle Street, Jersey, JE4 2PQ, Channel Islands, (“Quotient”), Quotient Suisse SA, a corporation incorporated under the laws of Switzerland, with registered number CHE-167.592.818, and with its registered office at Route de Crassier 13, Business Park Terre Bonne, Bâtiment B 1, 1262 Eysins, Switzerland, (“Suisse SA”), and Ortho-Clinical Diagnostics, Inc., a corporation incorporated under the laws of New York, and with its principal place of business at 1001 US Highway Route 202, Raritan, New Jersey 08869 (“OCD”). Quotient, Suisse SA and OCD are referred to individually as a “Party” and collectively as the “Parties”.

Recitals:

A.

Quotient, together with its Affiliates, are engaged in the development of MosaiQ™, a next generation diagnostics platform for determining the blood groups of patients and donors and screening donor blood to detect unwanted pathogens;

B.

Quotient owns or has exclusive rights to certain technology, intellectual property rights and confidential and/or proprietary information relating to the Products (as defined below), and possesses the resources, skills and experience necessary to perform its obligations under this Agreement;

C.	Quotient is interested to appoint OCD exclusively to Commercialize (as defined below) the Products for certain purposes in certain territories;

D.

OCD and its Affiliates (as defined below) are engaged in the distribution of in vitro diagnostic products and possess the resources, skills and experience necessary to perform their obligations under this Agreement.

In consideration of the above recitals, the Parties agree as follows:

1.	DEFINITIONS
1.1	“510(k) Clearance” shall mean clearance for Commercialization of a medical device such as the Instrument by the FDA.
1.2

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person, provided that, with respect to OCD, for so long as OCD is controlled by Ortho-Clinical Diagnostics Bermuda Co. Ltd. (“OCD Bermuda”) or one or more Subsidiaries of OCD Bermuda, “Affiliate” shall only mean OCD Bermuda and its

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Subsidiaries (including future Subsidiaries). A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.3	“Agreement” shall mean this Distribution and Supply Agreement together with its attached Schedules.
1.4

“All Reasonable Endeavours” shall mean, in the case of either Party, with respect to any Product, those efforts and resources that a biotechnology or medical device company would typically devote to a product owned by it or to which it has rights of the type it has hereunder, which is of similar market potential at a similar stage in its development or product life, taking into account its relative potential safety and efficacy, competitive position, pricing and launching strategy, proprietary position and profitability and other relevant legal, medical, regulatory, scientific or technical factors.  In no event shall “All Reasonable Endeavours” when applied to OCD be interpreted to require OCD to cease its development or commercialization of OCD Existing Products.

1.5

“Ancillary Product” shall mean the following consumables and reagents required to facilitate the operation and maintenance of the Instrument at customer sites:  on board system reagents, quality control materials, maintenance and cleaning kits, toolkits for maintenance and specialized sample racks.

1.6	“Annual Review” shall mean the review for which Section 5.4 provides.
1.7

“Approval Date” shall mean the date of the Regulatory Approval of the Products in a country in the Territory by the relevant Regulatory Authority to the extent that any is necessary or commercially advisable for Commercialization there.

1.8

“BLA Approval” shall mean an approval of a biologics license application for Commercialization of a Consumable made to the FDA under the provisions of the Public Health Service Act in the USA or its equivalent in any other country, which Consumable is in accordance with the Specification and the Requirements.

1.9

“Blood Grouping” shall mean characterization of the blood-group antigens and antibodies to such antigens set forth on Schedule 1.9 in a given blood sample.  Schedule 1.9 may be updated from time to time pursuant to Section 4.3.3 and Section 4.3.4.

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1.10	“Blood Grouping Consumable” shall mean a consumable product designed for Blood Grouping when used in conjunction with the Instrument.
1.11

“CE-Marking” shall mean the signifier that the Instrument and Consumables conform with all European Community directives that apply to such items, in accordance with Regulation (EC) No 765/2008, Decision No 768/2008/EC and any other applicable legislation of the European Union providing for its application, which Instrument and Consumables are in accordance with the Specifications and which CE-marking is in accordance with the Requirements.

1.12	“Chapter 11” shall mean chapter 11 of title 11 of the United States Bankruptcy Code.
1.13

“Combination Pack” shall mean a package of Consumables containing both Blood Grouping Consumables and Screening Consumables, which are packaged together and intended for use in Donor Testing outside USA.

1.14

“Commercial IP” shall mean any and all IPR Controlled by OCD subsisting in or relating to any advertising and promotional materials created or designed by or upon behalf of OCD or its Affiliates in connection with the Commercialization in the Territory, any internet website for the Products in the Territory, pricing strategies and customer lists.

1.15

“Commercialize”, “Commercializing” or “Commercialization” shall mean all activities directed to the promotion, marketing, advertising, sale, distribution, warehousing and other commercialization of the Products, including without limitation any activities conducted after receipt of Regulatory Approval of Products to expand the approved applications thereof.

1.16

“Commercialization Plan” shall mean an annual plan for a calendar year for the Regulatory Approval and Commercialization of the Products in the Territory, as applicable.  This plan shall include prospective launch dates by country of Products in the Hospital Market in the Territory and the Donor Testing Market in the Territory, and sales forecasts for Products in both the Hospital Market in the Territory and the Donor Testing Market in the Territory.

1.17

“Competent Authority” shall mean any national or local agency, authority (including a listing authority in relation to a stock exchange), department, inspectorate, minister, ministry official, parliament or public or statutory person (whether autonomous or not) of any country having jurisdiction over either any of the activities contemplated by this Agreement or over the Parties.

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1.18	“Confidential Information” shall mean the following, subject to the exceptions set forth in Section 14.2.
1.18.1	the terms and conditions of this Agreement, for which each Party will be considered a Disclosing Party and a Recipient Party;
1.18.2	the Dossiers, Know-how and Other Confidential Information for which Quotient will be considered the Disclosing Party and OCD shall be the Recipient Party; and
1.18.3

any other non-public information, whether or not patentable, disclosed or provided by one Party to the other Party in connection with this Agreement, including, without limitation, information regarding such Party’s strategy, business plans, objectives, research, technology, products, business affairs or finances including any non-public data relating to the Commercialization of any product, Commercial IP and other information of the type that is customarily considered to be confidential information by parties engaged in activities that are substantially similar to the activities being engaged in by the Parties under this Agreement, for which the Party making such disclosure will be considered the Disclosing Party and the receiver will be the Recipient Party.

1.19

“Consumables” shall mean the Blood Grouping Consumables and the Screening Consumables. On every occasion in this Agreement that there is a reference to Consumables, in relation to the Hospital Market (except for the Overlapping Market), the reference shall be deemed to be a reference to Blood Grouping Consumables alone, and shall not be interpreted as a reference to Screening Consumables.

1.20

“Control”, “Controls” or “Controlled” shall mean, with respect to any Intellectual Property Rights, Trademarks or Confidential Information, the ability of a Party (whether through ownership or license (other than a license granted in this Agreement)) to grant to the other Party and/or its Affiliates, as applicable, the licenses or sublicenses as provided herein, or to otherwise disclose such Intellectual Property Rights, Trademarks or Confidential Information to the other Party without violating the terms of any then-existing agreement with any Third Party or misappropriating such Intellectual Property Rights, Trademarks or Confidential Information.

1.21

“Cost of Goods Sold” shall mean, as applicable, (i) out-of-pocket price paid by Quotient or its Affiliate to Stratec or another manufacturer of the Instrument or Ancillary Products for the purchase of the Instrument, Replacement Parts or Ancillary Products, or (ii) as applicable to the Instrument, Consumable, Replacement Parts or Ancillary Products manufactured directly by Quotient or its Affiliates, which

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include all Direct Attributable Costs and Indirect Attributable Costs incurred by Quotient in the actual manufacturing of the Instrument, Consumable, Replacement Parts or Ancillary Products, all of which shall be calculated on a standard basis, as consistently applied by Quotient. “Direct Attributable Costs” are [***]. “Indirect Attributable Costs” are costs that [***]. Some of the foregoing costs may include an allocation of the total costs incurred by Quotient [***], which will be allocated to Indirect Attributable Costs based on the percentage of actual utilization for the production of the Instrument, Consumable, Replacement Parts or Ancillary Products. Costs of [***] are excluded. Indirect Attributable Costs shall not include costs for [***] including, by way of example only, [***], and any other activities not supporting activities conducted under this Agreement.  Cost of Goods Sold with respect to an Instrument, Consumable, Replacement Part or Ancillary Product shall be the sum of the foregoing expressed per unit of Instrument, Consumable, Replacement Part or Ancillary Product, as applicable.

1.22

“Development” shall mean all development and regulatory activities regarding the Products or components thereof (including without limitation the Instrument and the Consumables) in a country of the Territory conducted with the aim of obtaining such Regulatory Approval in such country, or for enabling health economics analyses or analyses of clinical applications of Products relative to comparator products, or to support reimbursement for Products, including:

1.22.1	activities associated with the development, use and manufacture of the Instrument and Consumables;
1.22.2	activities associated with the development, use, formulation and optimization of reagents to be included on or in the Consumables;
1.22.3	the conduct of field trials; and
1.22.4

preparing, submitting, reviewing or developing data or information for the purpose of submission to a Regulatory Authority to obtain and maintain Regulatory Approval of the Products, including data management, statistical designs and studies, document preparation, and other administration, and “Develop”, “Developed” and any other derivatives thereof shall be construed accordingly.

1.23	“Development Plan” shall mean the plan of activity for the Development of Products to be carried out pursuant to this Agreement.

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1.24	“Donor Testing” shall mean the collection of blood from donors and in relation to which Blood Grouping and/or Serological Disease Screening is performed.
1.25

“Donor Testing Market” shall mean Donor Testing conducted by agencies that collect blood from donors for supply to entities that are not Affiliates of such agencies, excluding organizations in the Overlapping Market.  The Donor Testing Market includes the conduct of Blood Grouping on patient samples by agencies that primarily collect blood from donors, where the patient sample is collected by entities that are not Affiliates of such agencies.  Additionally, for clarity, any Blood Grouping Consumable supplied by Quotient for use in the Donor Testing Market in Territory A shall be supplied for the Donor Testing Market.

1.26

“Dossiers” shall mean the CE-Mark, BLA and 510(k) and other dossiers to be filed or that are approved by Regulatory Authorities for the Blood Grouping Consumable, the Screening Consumable, the Instrument, or the Ancillary Products.

1.27	“FDA” shall mean US Food and Drug Administration, or any successor thereto.
1.28

“FDA Approval” shall mean that (i) all required BLA Approvals required to sell Product in accordance with the Specifications in the USA have been obtained (which BLA Approvals include labeling for Product in accordance with the Requirements), (ii) all post-approval commitments have been defined and accepted, (iii) all 510(k) clearances required to sell such Product in the USA have been obtained; and (iv) all required manufacturing facility certifications have been obtained.

1.29

“First Commercial Sale Date” shall mean the date of the first commercial sale of the Products in a country in the Territory by or on behalf of OCD or an Affiliate of OCD after the Approval Date in such country.

1.30

“First Level Support” shall mean remote (e.g., offsite or telephonic) support provided to customers for both the Instrument and Consumables and any associated remote service tools such as internet-connected instruments or technologies, provided or used to restore or correct Instrument operation to avoid incurring delays that would be necessitated by dispatching Second Level Support.

1.31	“GAAP” shall mean US generally accepted accounting principles.
1.32	“Good Manufacturing Practice” shall mean all applicable standards relating to manufacturing practices for Consumables for supply for use in a given country or group of countries including:

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1.32.1	in the case of the EU, Directive 98/79/EC or any other applicable European Community legislation or regulation;
1.32.2	in the case of the USA, the principles detailed in the US Current Good Manufacturing Practices, 21 C.F.R. Parts 210, 211, 601 and 610;
1.32.3	the principles detailed in the ICH Q7A guidelines; and
1.32.4	the equivalent Legal Requirements in any other countries,

each as may be applicable and as amended from time to time.

1.33	“Group Chairperson” shall have the meaning given to it in Section 3.1.1.
1.34

“Hospital Market” shall mean agencies, hospitals and reference laboratories that collect patient blood samples and perform Blood Grouping of patient blood samples and confirmatory Blood Grouping of donor blood samples. For clarity, for the purpose of this Agreement, it is not anticipated that Serological Disease Screening occur in the Hospital Market (other than in the Overlapping Market).

1.35

“Initial Instrument” shall mean the Instrument being developed by Quotient as of the Effective Date for use in Blood Grouping and/or Serological Disease Screening, that is known as the MosaiQTM instrument, as such may be modified pursuant to Section 4.3.2.

1.36	“Insolvency Event” shall mean in relation to Quotient, any one of the following:
1.36.1

a notice having been issued to convene a meeting for the purpose of passing a resolution to wind up that Party, or such a resolution having been passed other than a resolution for the solvent reconstruction or reorganization of that Party or for the purpose of inclusion of any part of the share capital of that Party in the Official List of the London Stock Exchange or in the list of the New York Stock Exchange or quotation of the same on the National Association of Securities Dealers Automated Quotation System or any other international stock exchange;

1.36.2

a resolution having been passed by that Party’s directors or shareholders to seek a winding up order or a petition for a winding up order or application for declaration of désastre having been presented against that Party which has not been dismissed or withdrawn within thirty (30) days of its presentation, or any analogous action is taken in a jurisdiction other than England and Wales;

1.36.3	a resolution having been proposed by that Party to appoint an administrator, or to apply to court for an administration order, or an application for an administration

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order having been lodged with the court whether or not by that Party or any step is taken pursuant to the Insolvency Act 1986, Schedule B1 and/or the Insolvency Rules 1986 to appoint an administrator out of court or that Party enters administration, or any analogous action that is taken in a jurisdiction other than England and Wales;

1.36.4

a receiver, administrative receiver, receiver and manager, court appointed receiver, interim receiver, custodian, sequestrator or similar officer is appointed in respect of that Party or over any part of that Party’s  assets or any Third Party takes steps to appoint such an officer in respect of that Party or an encumbrancer takes steps to enforce or enforces its security over any part of that Party’s assets, or any analogous action that is taken in a jurisdiction other than England and Wales, including but not limited to the appointment or application to appoint a liquidator or the Viscount of the Royal Court of Jersey in respect of that Party or any of its assets;

1.36.5

a moratorium comes into force in respect of that Party or that Party’s directors resolve to make a proposal for a voluntary arrangement or meetings are convened for consideration of a proposal for a voluntary arrangement made in relation to that Party under Part I and/or Schedule A1 of the Insolvency Act 1986, or any analogous action that is taken in a jurisdiction other than England and Wales;

1.36.6

an application or proposal is made under Part 26 of the Companies Act 2006 (as amended), Article 125 of the Companies (Jersey) Law 1991, or any analogous action that is taken in a jurisdiction other than England and Wales; or

1.36.7

a step or event having been taken or arisen outside England and Wales which is similar or analogous to any of the steps or events listed above including under the United States Bankruptcy Code (including a filing under Chapter 11 proceedings) or other relevant laws of the USA which, in the case of a filing made against Quotient shall not have been appealed within seven (7) days of having been lodged or such an order shall having been made and not dismissed within thirty (30) days thereafter;

1.36.8

that Party takes any step, whether under the Insolvency Act 1986 or otherwise (including starting negotiations), with a view to readjustment, rescheduling or deferral of any part of that Party’s indebtedness, or proposes or makes any general assignment, composition or arrangement with or for the benefit of all or some of that Party’s creditors or makes or suspends or threatens to suspend making payments to all or some of that Party’s creditors or the Party submits to any type of voluntary arrangement, or any analogous action that is taken in a jurisdiction other than England and Wales;

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1.36.9

as to Quotient, where Quotient is unable to pay or has no reasonable prospect of being able to pay its debts within the meaning of Section 123 Insolvency Act 1986, but disregarding references in the Insolvency Act 1986 to proving this inability to the court’s satisfaction, or any analogous event that is taken in a jurisdiction other than England and Wales, including but not limited to Quotient being unable to discharge its liabilities as they fall due for the purposes of the Companies (Jersey) Law 1991 or the Bankruptcy (Désastre) (Jersey) Law 1990; or

1.36.10	Quotient is or becomes “bankrupt” within the meaning of Article 8 of the Interpretation (Jersey) Law 1954.
1.37	“Instrument” shall mean the Initial Instrument and any Other Instrument.
1.38

“Intellectual Property Rights” or “IPR” shall mean Patents, Know-how, copyrights and related rights, database rights, design rights and rights of an owner to protect confidential information or trade secrets in each case whether registered or unregistered and including all applications and rights to apply for and be granted renewals or extensions of such rights. For clarity, it is not intended that this definition covers trademarks.

1.39

“Know-how” shall mean all tangible and intangible:  (a) information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, skill, experience, data, results (including clinical test data and results, sequences, processes, formulae, techniques, research data, reports, standard operating procedures and batch records), analytical and quality control data, analytical methods (including applicable reference standards), full batch documentation, packaging records, release, stability, storage and shelf life data, and manufacturing process information, results or descriptions, software and algorithms; and (b) prototypes, instruments, equipment and any other physical or biological material.

1.40	“Knowledge” shall mean the actual knowledge of an officer or senior manager or other individual with similar responsibility, regardless of title, of Quotient relating to a particular matter.
1.41

“Legal Requirement” shall mean any present or future law, regulation, directive, instruction, direction or rule of any Competent Authority or Regulatory Authority including any amendment, extension or replacement thereof which is from time to time in force.

1.42	“Losses” shall mean any and all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses). In

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calculating “Losses”, the duty to mitigate on the part of the Party suffering the Losses shall be taken into account.
1.43	“Maximum TPC” shall mean [***], subject to Section 5.4.
1.44

“Microarray” shall mean an array of up to [***] spots [***] comprising antibodies, peptides or proteins, or red blood cells or red blood cell fragments that are deposited on a planar surface, with a spot diameter [***].

1.45

“Net Sales” shall mean the gross amount invoiced and received by OCD, its Affiliates, Sub-Licensees and Sub-Distributors for sale of Consumables to Third Parties, less the following deductions relating to sales of the Consumables:

(a)	normal and customary trade, cash and quantity discounts and credits, price adjustments or allowances for damaged Consumables, or returns or rejections of Consumables, in every case as actually given;
(b)

chargeback payments and rebates (or the equivalent thereof) (including amounts repaid, discounted or credited by reason of retroactive price reductions, discounts, or rebates, including any governmental special medical assistance programs, which are, in each case, imposed upon OCD or its Affiliates, Sub-Licensees or Sub-Distributors by any governmental or non-governmental authority) for the Consumables granted to group purchasing organizations, or to federal, state/provincial, local and other governments;

(c)

freight, shipping insurance and other transportation expenses directly related to the sale of the Consumables (if actually borne by OCD or its Affiliates, Sub-Licensees or Sub-Distributors without reimbursement from any Third Party customer);

(d)

sales, value-added, excise taxes, customs duties, surcharges, tariffs and duties, and other taxes and government charges directly related to the sale, importation or exportation of Consumables, to the extent that such items are included in the gross invoice price of the Consumables and actually borne by OCD or its Affiliates, Sub-Licensees or Sub-Distributors without reimbursement from any Third Party (but not including taxes assessed against the income derived from such sale); and

(e)	any Reagent Rental Charge billed, if applicable to the Consumables sold.

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The transfer of Consumables by OCD or one of its Affiliates or Sub-Licensees to another Affiliate or Sub-Licensee or Sub-Distributor shall not be considered a sale.

Where the sale of Products is made through an operating or capital lease or any other comparable sales arrangement the gross amount invoiced and received by OCD, its Affiliates, Sub-Licensees and Sub-Distributors for sale of Consumables to Third Parties for the purposes of this definition shall be the gross price for the Consumables including any Reagent Rental Charge. The portion of this gross price that is the Reagent Rental Charge shall be subject to the deduction in (e) above, provided that the deduction shall not be more than renders such net price of the Consumables less than the selling price of the same Consumables to a customer in the same country or region purchasing similar quantities of Consumables in a sales arrangement without an attached operating or capital lease or other comparable sales arrangement.

In the case of any sale or other disposal of a Consumable for non-cash consideration, Net Sales shall be calculated as the normal arms-length price of the Consumable in the country of sale or disposal.  Notwithstanding the foregoing, provision of the Consumable for the purpose of conducting field trials shall not be deemed to be a sale. For clarity, any Consumable provided as free samples or as charitable donations shall not give rise to any Net Sales.  Net Sales shall be determined in accordance with GAAP.

1.46

“Net Sales Targets” shall mean the three Net Sales targets for Consumables set out in Schedule 1.46 for total Net Sales by OCD, its Affiliates, Sub-Licensees and Sub-Distributors in the Hospital Market in the Territory and the Donor Testing Market in Territory B in the Sales Years specified in Schedule 1.46.

1.47

“OCD Existing Products” shall mean (i) all products in development or being commercialized by OCD as of the Effective Date set forth on Schedule 1.47, and (ii) all products developed or commercialized by OCD or its Affiliates in the future, whether they are based on manual testing or other technologies, but excluding any future product that contains or is a Microarray that is identical or substantially similar in functionality and performance (in technical, efficiency, economic and regulatory respects) as the Instrument and Consumables for the purpose of conducting Blood Grouping or Serological Disease Screening.

1.48

“OCD Know-How” shall mean all Know-how relating to the Products or components thereof, including without limitation the Instrument and the Consumables, Controlled by OCD or its Affiliates as a result of the provisions of Section 13.1 and which is necessary or useful for the development, use or sale of the

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Product, or components thereof, or for Quotient to provide the maintenance and support contemplated by Section 4.1.14.
1.49

“OCD Patents” shall mean all Patents Controlled by OCD or its Affiliates as a result of the provisions of Sections 13.1 and 13.2 that claim inventions necessary or useful for the development, manufacture, use or sale of the Products or components thereof, including without limitation the Instrument and the Consumables.

1.50

“Other Confidential Information” shall mean information, other than the Know-how and the content of the Dossiers, which relates to the Product, Controlled by Quotient and which is necessary or useful for Commercialization of the Product including (i) information relating to the manufacture of the Product including manufacturers and the manufacturing supply chain of the Product but excluding detailed technical information concerning Know-how to manufacture the Product; (ii) information relating to the competitive position of the Product including market research reports; (iii) information relating to the intellectual property protecting the Products, including Patent and Trademarks; (iv) distribution information (including storage recommendations); and (v) any other information relating to the Development or Commercialization of the Product which is not publicly available, including, without limitation, financial information. The terms and conditions of this Agreement shall be considered as Confidential Information.

1.51

“Other Instrument” shall mean an Instrument other than the Initial Instrument (i) that is developed by or for Quotient pursuant to Section 4.3 or otherwise, or that otherwise comes into the Control of Quotient, (ii) with which Consumables can be used for Blood Grouping, and (iii) that has material differences from the Initial Instrument, in each case that may constitute an improved version or a second generation form of the Initial Instrument.  Other Instruments may include, without limitation, a MosaiQ instrument that has substantially the same functionality as the Initial Instrument but a smaller footprint and throughput than the Initial Instrument.

1.52	“Overlapping Market” shall mean any agency, hospital or reference laboratory within the Hospital Market that conducts Donor Testing.
1.53

“Patents” shall mean all patents (including inventors’ certificates) and applications therefor, Controlled by or issued to Quotient and its Affiliates covering the Product, or components thereof, or its or their manufacture or use, including without limitation any substitutions, extensions or restorations by existing or future extension or restoration mechanisms, non-provisionals, provisionals, re-examinations, reissues, renewals, divisions, patents-of-addition, continuations or continuations-in-part

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thereof or therefor covering the Product, and all international counterparts of any of the foregoing.
1.54

“Person” shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.55

“Products” shall mean the system comprising an Instrument, the Consumables (as applicable) and the Ancillary Products under Development by Quotient prior to the Effective Date and known as MosaiQ™, and as continued to be Developed or Commercialized by either or both Parties thereafter in accordance with this Agreement.

1.56	“Quotient Financial Year” shall mean the period from 1 April in one calendar year until 31 March in the next calendar year, as may be adjusted from time to time by written notice from Quotient.
1.57

“Quotient Controlled IPR” shall mean any and all Intellectual Property Rights Controlled by Quotient relating to the Products with the exception of the TTP Licensed IPR, including (i) the Arising Intellectual Property, Background Intellectual Property and Bespoke Software as defined in the TTP Agreements; (ii) the Quotient IP Rights and Stratec IP Rights as defined in the Stratec Agreements; (iii) Intellectual Property Rights Controlled by Quotient as a result of Section 13.4; and (iv) future IPR Controlled by Quotient that is necessary or reasonably useful for the Commercialization of the Products, which Quotient is free to license or sub-license free of royalty or other payment (unless OCD agrees to bear such royalty or other payments attributable to OCD’s practice of such IPR, in which case such IPR shall be included in the Quotient-Controlled IPR).

1.58

“Reagent Rental Charge” shall mean, where the sale of Products is made through an operating or capital lease or any other comparable sales arrangement, the charges for the following items, which constitute part of the final Consumable price charged to the customer, but which are attributable to the transfer price of the Instrument, Ancillary Products, and Services provided in connection with the Instrument, and accordingly which will be excluded from the gross Consumable price when calculating Net Sales of the Consumable: (a) cost of the Instrument and any related financing charges; (b) Service charges; (c) middleware and/or software upgrade charges (if any); (d) Ancillary Product charges (if any).

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1.59

“Regulatory Approval” shall mean the authorization of the Commercialization of the Products in a country in the Territory by CE-Marking, BLA Approval and/or 510(k) Clearance or other corresponding approvals in other countries, as granted by the applicable Regulatory Authorities and other authorities in such country.

1.60

“Regulatory Authority” shall mean any national, supranational, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity including the FDA in any country involved in the granting or receipt, as the case may be, of a Regulatory Approval.

1.61

“Replacement Parts” shall mean parts and components of the Instrument to be used to replace worn or defective parts and components of the Instrument in the course of providing Services for the repair of the Instrument.

1.62

“Requirements” shall mean that the Blood Grouping Consumable shall achieve (i) a concordance of [***] or more in respect of antigen typing using an FDA-licensed reference method, and (ii) a concordance of [***] or more in respect of antibody identification using an FDA-licensed reference method.

1.63	“Sales Year” shall mean each full calendar year commencing after the date of FDA Approval for the Product in the USA.
1.64	“SC Members” shall mean a member of a Sub-Committee from time to time.
1.65	“Screening Consumable” shall mean a consumable product designed to perform Serological Disease Screening when used in conjunction with an Instrument.
1.66

“Second Level Support” shall mean the provision of onsite support (typically undertaken by a field technician or clinical specialist) to restore or correct Instrument operation via in-person diagnostic and repair activities.

1.67

“Serological Disease Screening” shall mean detecting the presence of pathogens in a blood sample that are associated with particular diseases or conditions, including without limitation cytomegalovirus and syphilis.

1.68	“Services” shall mean First Level Support, Second Level Support and other services provided to purchasers and users of Products in connection with the installation, use and maintenance of Products.
1.69

“Specification” shall mean the specifications for the Products as applicable from time to time during the Term, and upon and after Regulatory Approval of Products or components thereof, as set forth in the relevant Dossiers therefor.

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1.70	“Steering Group” shall mean the top-level group for alliance management established between the Parties, as specified in Section 3.
1.71	“Stratec” shall mean Stratec Biomedical AG.
1.72

“Stratec Agreements” shall mean the Stratec Development Agreement made between Stratec and Quotient dated January 7, 2014, the first amendment to the Stratec Development Agreement dated March 3, 2014, the Supply and Manufacturing Agreement made between Stratec and Quotient dated April 1, 2014, and the Consulting Agreement made between Stratec and Quotient dated February 18, 2013.

1.73	“Stratec Letter Agreement” shall mean the Stratec Letter Agreement made between Stratec, Quotient and OCD of even date hereof.
1.74	“Sub-Committees” shall mean the sub-committees of the Steering Group to be established under Section 3.4.
1.75

“Sub-Distributors” shall mean any Third Party that OCD or its Affiliates appoint in an arrangement or agreement to Commercialize Products in a country or countries of the Territory (whether expressed as a license, a distribution arrangement or a hybrid of both) that is not a Sub-Licensee, and “Sub-Distributorship” shall be construed accordingly.

1.76

“Sub-Licensee(s)” shall mean any Third Party that OCD or an Affiliate of OCD appoints in an arrangement or agreement (whether expressed as a license, a distribution arrangement, a hybrid of both or a partial assignment of rights and obligations under this Agreement) and (i) that is a recipient of rights in a material portion of Territory A and/or Territory B, and (ii) for which, as between such Third Party and OCD, OCD does not remain primarily responsible for administering, in relation to Quotient, the exercise of the rights or performance of the obligations of OCD under this Agreement, and “Sub-License” shall be construed accordingly.

1.77

“Subscription Agreement” shall mean the Subscription Agreement dated as of January    , 2015 between Quotient Limited, a company organized under the laws of Jersey, and Ortho-Clinical Diagnostics Finco S.a r.l., a company organized under the laws of Luxembourg.

1.78

“Subsidiary” shall mean, with respect to any Person, any other Person which directly or indirectly is controlled by such Person (e.g., a direct or indirect subsidiary corporation). A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the

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power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.
1.79

“Term” shall mean the period commencing upon the Effective Date and ending on the twentieth (20th) anniversary of the First Commercial Sale Date of the Products in the US; provided that the Term may be extended for one (1) or more additional five (5) year periods at OCD’s written notice provided to Quotient at least twenty four (24) months prior to the date upon which the Term would otherwise expire.

1.80	“Territory” shall mean worldwide.
1.81

“Territory A” shall mean USA, Canada, Mexico, European Union and EFTA countries, Australia, New Zealand, Korea, Taiwan, Hong Kong Special Administrative Region of the People’s Republic of China, Malaysia and Singapore.

1.82	“Territory B” shall mean all countries in the world with the exception of Territory A.
1.83	“Third Level Support” shall mean a combination of Instrument and assay experts who should be capable of resolving complaints that cannot be resolved by First Level Support or Second Level Support.
1.84	“Third Party” shall mean any Person other than OCD, Quotient, Suisse SA or an Affiliate of any of OCD, Quotient or Suisse SA.
1.85

“Trademarks” shall mean, in every country in which it is possible to use it, the “MosaiQ” trademark, and, in every other country, such trademark as agreed between the Parties, which, in each case will (i) be owned by Quotient, and (ii) used in the Commercialization of the Products in the Territory.  Quotient shall be permitted to change the Trademark from time to time, provided that Quotient pays for all costs associated with changing any such Trademark that are incurred by OCD, such change to be subject to the prior written consent of OCD, not to be unreasonably withheld.

1.86	“TTP” shall mean The Technology Partnership PLC.
1.87

“TTP Agreements” shall mean the Master Development Agreement made between TTP and Quotient dated January 4, 2010, the Intellectual Property Rights Agreement made between TTP and Quotient dated March 4, 2014, and any agreement made in the future between TTP and Quotient, Suisse SA or either’s Affiliates that covers the supply of Instrument components by TTP.

1.88	“TTP Letter Agreement” shall mean the TTP Letter Agreement made between TTP, Quotient and OCD of even date hereof.

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1.89	“TTP Licensed IPR” shall mean SureDrop Technology, SureDropArray Technology, Arising SuredropArray Technology and/or Arising SureDrop Intellectual Property, each as defined in the TTP Agreements.
1.90

“US Bankruptcy” shall mean a case under chapter 7 of title 11 of the United States Bankruptcy Code or a case or proceeding under any other current or future federal or state bankruptcy, insolvency or similar law providing for the winding up or liquidation of an entity.

1.91	“WASP” shall mean total Net Sales during the period in question divided by the number of Blood Grouping Consumables sold making up such Net Sales in the USA and the European Union.
2.	APPOINTMENT
2.1

For the Term and subject to the terms and conditions contained in this Agreement, Quotient grants to OCD and its Affiliates the exclusive (subject to Section 2.5), non-assignable (except as permitted pursuant to Section 18.1), right and license, with the right to grant sublicenses and to appoint Sub-Distributors (subject to Sections 4.2.13 and 18.1.2) to use, sell, offer for sale and otherwise Commercialize the Products and provide Services using the Trademark, Dossiers, Quotient Controlled IPR and TTP Licensed IPR and Other Confidential Information for (i) the Hospital Market in the Territory; and (ii) the Donor Testing Market in Territory B, in both cases only in accordance with any Regulatory Approvals and in accordance with all applicable laws and regulations in the Territory. The foregoing rights do not under any circumstances include a right for OCD or its Affiliates or designees (i) to manufacture the Products, except as expressly provided in Section 6; and (ii) to supply Screening Consumables to the Hospital Market; and (iii) to carry out research or Development using the Quotient Controlled IPR or TTP Licensed IPR, without the express consent of Quotient, save for its participation in the Sub-Committees and to perform its obligations under Section 4.2.1 and OCD undertakes not to carry out any of these three activities and shall procure that its Affiliates, Sub-Licensees and Sub-Distributors do not carry out any of these three activities.

2.2

In circumstances in which OCD identifies a potential customer in the Overlapping Market in the USA, OCD shall have the right to supply any Blood Grouping Consumable ordered by such customer for use in Donor Testing and book the sale of such Blood Grouping Consumable in its own name. In relation to any Screening Consumable ordered by such customer, (i) OCD will act as Suisse SA’s agent for the purpose of obtaining orders for such Screening Consumables at the price established by Suisse SA from time to time; and (ii) all such orders will be passed to Suisse SA,

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which will supply the Screening Consumables ordered and book the sales of such Screening Consumables in its own name; and (iii) Suisse SA will pay OCD the agency fee specified in relation to such sales of Screening Consumables made by Suisse SA as specified in Section 5.10.  For clarity, in such circumstances OCD will be providing the First Level Support and the Second Level Support in relation to the Instruments.

2.3

In circumstances in which OCD identifies a potential customer in the Overlapping Market outside the USA within Territory A (i) OCD may represent that it can arrange for the supply of Consumables for the Overlapping Market in Combination Packs sourced from Suisse SA; and (ii) OCD will act as Suisse SA’s agent for the purpose of obtaining orders for such Combination Packs at the price established by Suisse SA from time to time; and (iii) all such orders will be passed to Suisse SA, which will supply the Combination Packs ordered and book the sales of such Combination Packs in its own name; and (iv) Suisse SA will pay OCD the agency fee specified in relation to such sales of Combination Packs made by Quotient as specified in Section 5.10.  For clarity, in such circumstances OCD will be providing the First Level Support and the Second Level Support in relation to the Instruments.

2.4

During the Term of this Agreement, OCD shall not, and shall procure that its Affiliates shall not, directly or indirectly promote, market, advertise, sell, distribute or otherwise Commercialize in such country of the Territory any other product containing or that is a Microarray and that is identical or substantially similar in functionality and performance (in technical efficiency, economic and regulatory aspects) as the Instrument or Consumables for the purpose of conducting Blood Grouping or Serological Disease Screening, provided that in no event shall the foregoing prevent OCD from selling products for performing Serological Disease Screening or any other means of detecting pathogens. Notwithstanding the foregoing, if OCD in its reasonable discretion decides that obtaining Regulatory Approval is not commercially viable (e.g., Products cannot be sold at a price that the market will bear while providing OCD a reasonable profit on such sale that is commensurate with the profit on the Product when sold in a country in Territory A) in a particular country in Territory B as provided in Section 3.2.4, or if OCD is precluded from obtaining Regulatory Approval in a particular country in the Territory because of an objection raised by Quotient to disclosures of certain information as set forth in Section 14.4, then OCD’s obligations under this Section 2.4 shall not apply with respect to such country.

2.5	In the event that any of the three Net Sales Targets are not achieved in circumstances when Suisse SA has delivered the Instruments and Consumables ordered by OCD

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under Section 6 (using the quarterly reporting under Section 5.11 to assess total Net Sales in a Sales Year) then in either case Quotient shall have the option, exercisable by written notice to OCD within ninety (90) days of each such event to make the license under Section 2.1 co-exclusive, with the right for Quotient, its Affiliates, sub-licensees or sub-distributors to sell, offer for sale and otherwise Commercialize the Products in addition to OCD in one or more countries of the Territory nominated by Quotient in the notice exercising the option.

2.6

Quotient and Suisse SA shall refrain from Commercializing, supplying and manufacturing the Products in or for the Hospital Market in the Territory or the Donor Testing Market in Territory B, and shall refrain from providing the Products in or for the Hospital Market in the Territory or the Donor Testing Market in Territory B to any person or entity that is Commercializing or that Quotient and/or Suisse SA has reason to believe will Commercialize the Products directly or indirectly in or for such markets, except as expressly permitted in this Agreement or requested in writing by OCD.  Quotient shall refer to OCD all inquiries that Quotient or Suisse SA receives for the Products for such markets.

3.	STEERING GROUP
3.1

With effect from the Effective Date the Parties shall establish and run a Steering Group as the principal organ of liaison, communication and strategic planning with regard to the Development and Commercialization of the Products and to oversee the activities of the Sub-Committees under this Agreement as follows:

3.1.1

the Steering Group shall comprise six (6) persons (“Group Members”) and Quotient and OCD respectively shall be entitled to appoint three (3) Group Members, to remove any Group Member appointed by it and to appoint any person to fill a vacancy arising from the removal or retirement of such Group Member appointed by it.  Group Members must be appropriate for the primary function of the Steering Group in terms of their seniority, availability, function in their respective organization, training and experience and there will be a chairperson (“Group Chairperson”) who will alternate between one of Quotient’s Group Members and one of OCD’s Group Members at each meeting;

3.1.2

Quotient and OCD respectively shall each notify the other of any change in the identities of their Group Members.  Both sides shall use reasonable efforts to keep an appropriate level of continuity in representation. Group Members may be represented at any meeting by another person designated in writing by the absent Group Member;

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3.1.3

the venue for meetings of the Steering Group shall alternate between the premises of the Parties, if not held by teleconference or videoconference or another mutually acceptable site.  Each Party shall be responsible for its own expenses including travel and accommodation costs incurred in connection with Steering Group meetings;

3.1.4

the Steering Group shall have power to invite persons whose special skills or influence might advance the Development and/or Commercialization of the Products, in confidence and upon behalf of the Steering Group, to attend and address meetings of the Steering Group.  For the avoidance of doubt it is agreed that such persons shall not be Group Members;

3.1.5

the Group Chairperson is responsible for promptly preparing the minutes of any Steering Group meeting, which shall set forth, in reasonably specific detail, the discussions and any approval, determination and any other action agreed to by all members of the Steering Group. The Group Chairperson shall seek unanimous approval of those minutes from the Group Members, signing and dating the approved minutes and promptly distributing a copy of the signed minutes to each Party provided that such minutes shall be deemed accepted if, within twenty (20) days from receipt, no one has objected in writing to the Group Chairperson; and

3.1.6

no later than seven (7) days prior to each meeting of the Steering Group, each Party will provide the other with written copies of all materials that Party intends to present at the Steering Group meeting and each Sub-Committee will submit its report to the Group Members.

3.2	Steering Group Duties.

The Steering Group shall:

3.2.1

hold meetings in person as frequently as the Group Members may agree shall be necessary and otherwise by teleconference or a video-conference but in any event no less frequently than four (4) times a year.  Dates of meetings shall be agreed by the Parties not less than thirty (30) days beforehand; responsibility for arranging the meetings, including, at least, providing notice and an agenda, shall be the responsibility of the Group Chairperson for that meeting.  The first meeting of the Steering Group will take place as soon as practicable after the Effective Date, but in no event later than thirty (30) days after the Effective Date and will be organized by Quotient.  In addition, special meetings of the Steering Group may be called by any Group Member upon written request to the then current Group Chairperson;

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3.2.2	review the reports of each Sub-Committee, the then current version of the Development Plan and Commercialization Plan and progress reports on the Development and Commercialization of the Products;
3.2.3

approve all material modifications to the Development Plan and the Specifications for Product, which modifications shall address the plan and timing for filing for and obtaining Regulatory Approval in the countries of Territory B;

3.2.4	discuss and attempt to establish an Alternative Transfer Price for Consumables sold in Territory B for purposes of Section 5.3.2.
3.2.5

discuss the marketing strategy for the Products, including the branding, Trade Marks strategy, positioning, pricing, communications and publications strategy, market research activities and opinion leader development;

3.2.6

review the sales reports provided by OCD to Quotient under Section 4.2.10 and shall be an interface for the discussion of data presented by OCD to Quotient concerning its performance its Commercialization obligations under this Agreement;

3.2.7	ensure a regular flow of information between the Parties;
3.2.8	review any decision of the Sub-Committees;
3.2.9	seek to resolve disputes arising from the Sub-Committees;
3.2.10	discuss the manner in which sales of Consumables to customers that are charged on a cost per reportable basis will be included in Net Sales; and
3.2.11

perform such functions and responsibilities as are given to it under the express provisions of this Agreement but shall have no authority to amend any commercial terms of this Agreement or any matter that would cause any payments stated in this Agreement to be other than the amount of those terms as stated herein.

3.3

Conclusions and decisions of the Steering Group shall be made by unanimous agreement of the Group Members with OCD Group Members together having one vote on behalf of OCD and Quotient Group Members together having one vote on behalf of Quotient.  Both Parties will use their reasonable efforts to build consensus. All decisions of the Steering Group shall be reflected in the meeting minutes by or on behalf of the Group Chairperson and such minutes shall not be the official minutes until unanimously approved by the Group Members, in which case they shall be signed and dated by the Group Chairperson, who will promptly send a copy of the approved minutes of each Steering Group meeting to both Parties.  The Steering Group shall exercise this authority in good faith and in accordance with the terms of

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this Agreement, and any decision by the Steering Group on such matters made in accordance with this Section 3.3 shall be binding upon the Parties.  In the event that agreement on a matter cannot be reached within thirty (30) days, the matter shall be resolved as follows:

3.3.1

Such matter shall be referred to the Chief Executive Officer of Quotient or equivalent position or his or her nominee and the Chief Operating Officer of OCD or equivalent position or his or her nominee for resolution, who together shall use reasonable and good faith efforts to resolve such matters within thirty (30) days of the date such matters are referred to them for resolution.  Such efforts must include meeting in person or by teleconference for the first time within ten (10) days of the date of the initial referral.  Either Party may refer a matter for resolution by senior executives under this Section 3.3 by giving the other Party notice in writing by email specifying the matter in question and stating that such matter is referred to senior executives for resolution.  If the senior executives fail to resolve the matter so referred within such thirty (30) day period (including if they shall have failed to meet), the final decision shall be (i) Quotient’s in relation to matters relating to the Development Plan, provided that in respect of any decisions having a material impact on the timing or process for obtaining Regulatory Approval in the USA or European Union for Products in the Hospital Market (where “material impact” shall include, for example, extending the timeline for obtaining Regulatory Approval by one hundred and eighty (180) days or more), Quotient shall obtain the prior consent of OCD, not to be unreasonably withheld, (ii) Quotient’s in relation to matters relating to the Specifications for the Product including future changes to the Consumables and their Specifications, provided that (a) during the thirty (30) day period after the Effective Date, the Parties must jointly agree, acting in good faith, upon any refinements reasonably required to the Specifications to optimize the potential for Regulatory Approval and subsequent sales of Products, and (b) thereafter, any changes to the Specifications impacting the Hospital Market in the Territory and the Donor Testing Market in Japan shall be subject to the prior consent of OCD, not to be unreasonably withheld, (iii) subject to OCD’s rights under Section 4.3.5, Quotient’s in relation to the Development of an Other Instrument, (iv) Quotient’s in relation to matters relating to Commercialization of Products for the Donor Testing Market in Territory A, (v) OCD’s in relation to matters relating to Commercialization of Products for the Hospital Market in the Territory and for the Donor Testing Market in Territory B, except as provided in Section 3.2.4 and 3.2.10; and (vi) Quotient’s in relation to the determinations to be made pursuant to Section 14.4.1. Any such agreement or resolution in this way shall for the purposes of this Agreement be in writing and shall be conclusive and binding on the Parties.

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3.4	Sub-Committees.

The Steering Group shall at its first meeting establish its five sub-committees as follows:

(a)	an Assay Development Committee to coordinate and report on assay Development;
(b)	an Instrument Development Committee to coordinate and report on the Development of the Instrument;
(c)	a Consumable Manufacturing Committee to coordinate and report on the manufacturing of the Consumables;
(d)	a Clinical and Regulatory Committee to coordinate and report on Regulatory Approvals and other regulatory issues affecting the Products; and
(e)	a Commercialization Committee to coordinate and report on Commercialization issues.
3.4.2

The Steering Group shall appoint three (3) Quotient personnel and three (3) OCD personnel, to sit on each of the Sub-Committees and shall cause the Sub-Committees to meet not less than seven (7) days prior to each meeting of the Steering Group whether in person or by teleconference to consider current issues and to provide progress reports to the Steering Group in the form of minutes of the Sub-Committee meeting.  SC Members shall submit agenda items for each Sub-Committee meeting not less than seven (7) days prior to each Sub-Committee meeting.

3.4.3

Quotient and OCD respectively shall each notify the other of any change in the identities of their SC Members.  Both sides shall use reasonable efforts to keep an appropriate level of continuity in representation on the Sub-Committees.  SC Members may be represented at any meeting by another person designated in writing by the absent SC Members.

3.5

Each Party shall appoint one alliance manager who may or may not be a member of the Steering Group, and each of them shall be the principal point person for communication between the Parties concerning any aspect of this Agreement or its performance between Steering Group meetings.  Each Party may change the identity of its alliance manager  by providing written notice to the other Party.

4.	OBLIGATIONS
4.1	Obligations of Quotient.

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Quotient shall have the following obligations during the Term:

4.1.1

Quotient shall use All Reasonable Endeavours to carry out its obligations under the Development Plan and to seek and obtain Regulatory Approval of the Products in Territory A, at Quotient’s sole expense. Quotient will also use All Reasonable Endeavours to incorporate attributes into the Products that OCD reasonably believes are normally required by Regulatory Authorities in Territory B and that are above and beyond the attributes for Products required for Territory A.

4.1.2

Without limiting Section 4.1.1, Quotient shall use all Reasonable Endeavours to complete all formalities and activities relating to all Regulatory Approvals for the Products in Territory A in accordance with the timetables set forth in the Development Plan.  Quotient shall hold all such Regulatory Approvals for the Products in Territory A in its own name and shall be responsible for complying with all the obligations of the holder of such Regulatory Approvals. Quotient shall bear all expenses of such activities.

4.1.3

Quotient shall provide copies of all proposed filings and communications relating to Regulatory Approvals of Product in Territory A, in advance of the filing or submission thereof for review and approval by OCD.  Quotient shall inform OCD in advance of all meetings or conference calls with the Regulatory Authorities or other governmental authorities with respect to Products, and OCD shall have the right to approve the anticipated agenda and intended messages and questions therefor, and participate in the same. Quotient shall notify OCD in writing of any changes to the Products that are required by Regulatory Authorities or other governmental authorities having jurisdiction in the Territory.

4.1.4

Quotient shall provide OCD with a copy of the Dossiers held by Quotient and Quotient Know-how in electronic format, provided that Quotient shall not be required to provide to OCD any Quotient Know-how which it is prohibited from providing under the terms of the Stratec Agreements, the TTP Agreements or any other agreement between Quotient and a Third Party.

4.1.5

Upon OCD’s request, within thirty (30) days of such request, Quotient shall supply OCD with a copy of each Regulatory Approval for Product in Territory A if not previously provided to OCD, and Quotient will attend such international conferences and meetings to which OCD has invited Quotient unless attending such international conferences and meetings would constitute an undue burden to Quotient.

4.1.6	Quotient shall provide OCD with Other Confidential Information Controlled by Quotient that may assist OCD in the performance of its obligations under this

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Agreement.  Without limiting the generality of the foregoing, Quotient shall to a reasonable extent, provide to OCD free of charge, in the English language, Product training sessions and published articles or studies in the English language that may assist when selling the Products.

4.1.7	Quotient shall invite OCD to attend international conferences and meetings in which Quotient participates and where Quotient displays or discusses the Products.
4.1.8

Quotient shall discuss with OCD any proposed material changes in the Specifications or other changes that affect the Regulatory Approval for Products (or the Instrument or Consumables individually) in the Territory; provided that any such changes that are relevant to the Hospital Market in the Territory or the Donor Screening Market in Territory B shall be subject to OCD’s prior written consent, not to be unreasonably withheld.

4.1.9

Quotient shall provide to OCD a statement of annual budgeted expenditures in respect of the Development Plan within ninety (90) days of the end of each Quotient Financial Year, for the following Quotient Financial Year, until FDA Approval of the Product is obtained.

4.1.10

Suisse SA may manufacture the Consumables either directly, or via an Affiliate of Quotient or Suisse SA in conformity with the then-applicable Specifications; provided that Suisse SA shall continue to be fully responsible for manufacturing by any such Affiliate.

4.1.11

Quotient may contract the manufacture of the Instruments to a Third Party; provided that if Quotient changes any manufacturer of the Instruments after the Effective Date, such manufacturer shall be subject to the prior written approval of OCD, not to be unreasonably withheld (for the avoidance of doubt, Quotient shall remain responsible for the performance of any designated Third Party supplier in accordance with this Agreement).  Additionally Quotient shall use All Reasonable Endeavours to include OCD as a third party beneficiary under any such agreements.

4.1.12

Suisse SA shall Supply the Products ordered by OCD in accordance with Section 6 either directly or via a Third Party supplier, together with a certificate of conformity, in compliance with the Regulatory Approval therefor in the Territory and all applicable laws, rules and regulations.

4.1.13

Quotient and Suisse SA are each jointly and severally liable for the performance of their obligations under this Agreement.  Additionally, each of Quotient and Suisse SA will cause any Affiliates they engage to perform their obligations under this Agreement to comply with the terms and conditions of this Agreement.

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4.1.14	Quotient shall provide Third Level Support for the Instruments in accordance with Section 11.
4.1.15	Quotient shall not do anything that would cause either Party to be in violation of the US Foreign Corrupt Practices Act, the UK Bribery Act 2010, or any other anti-bribery laws applicable to a Party.
4.1.16	Quotient shall use All Reasonable Endeavours to achieve the milestone events set forth in Schedule 4.1.16, prior to the date specified therein.
4.1.17

Suisse SA shall provide to OCD all manufacturing-related information necessary for OCD to perform the Services under this Agreement, including procuring access to Stratec personnel having relevant expertise to enable OCD to prepare internal documentation and strategies for the provision of Services.

4.1.18	Quotient will provide OCD copies of any applicable training or certification materials to enable OCD to perform the Services.
4.1.19

Quotient shall maintain a system of recording and managing the response to customer complaints and adverse events for Product that it Commercializes, which system shall comply with Regulatory Authority requirements.  Quotient will report all adverse events to OCD as soon as practical.

4.1.20	Quotient will provide OCD the opportunity to participate with Quotient and Stratec in developing and implementing the Reliability Program Plan (as defined in the Stratec Agreements).
4.1.21

In cases where Suisse SA holds the Regulatory Approval for Products where OCD cannot do so under applicable laws as provided in Section 4.2.5, Suisse SA shall be responsible for complying with all the obligations of the holder of such Regulatory Approvals. In circumstances in which Suisse SA holds the Regulatory Approval for a country in Territory B, Suisse SA shall notify OCD in writing of any changes to the Products that are required by Regulatory Authorities or other governmental authorities having jurisdiction in such country of Territory B.

4.1.22

Should OCD be required to consolidate the financial results of Quotient Limited or any of its Affiliates into OCD financial statements as a result of Quotient Limited being deemed a Variable Interest Entity or as a result of equity investments by OCD in Quotient securities, then Quotient shall provide, or will require Quotient Limited to provide, such financial information including supporting schedules, representations and opinions of its advisors regarding such consolidation, as soon as reasonably available.

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4.2	Obligations of OCD.

In addition to the other obligations of OCD otherwise specified in the Agreement, OCD shall, at its sole expense, have the following obligations, exercisable by itself or its Affiliates, Sub-Licensees or Sub-Distributors (subject to Sections 4.2.13 and 18.1.2) during the Term:

4.2.1	OCD shall use All Reasonable Endeavours to carry out its obligations under the Development Plan to seek and obtain Regulatory Approval of the Products in Territory B, at OCD’s sole expense.
4.2.2	OCD shall use All Reasonable Endeavours to Commercialize the Products for the Hospital Market in the Territory and the Donor Testing Market in Territory B.
4.2.3	OCD shall use the Dossiers, Know-how and the Other Confidential Information supplied to it by Quotient solely and exclusively for the Commercialization of the Products in the Territory, as applicable.
4.2.4

Except as provided in Section 6, OCD shall not manufacture, or procure the manufacture from a Third Party of, the Products, but obtain supply of commercial Products exclusively from Quotient or from suppliers designated by Quotient in accordance with this Agreement.

4.2.5

OCD shall use All Reasonable Endeavours to complete all formalities and activities necessary to obtain all Regulatory Approvals for the Products in Territory B in accordance with the timetable for particular countries in Territory B set forth in the Development Plan, subject to Sections 3.2.4 and 14.4.  In countries in which it can do so under applicable laws, OCD shall hold all Regulatory Approvals for the Products in Territory B in its own name. In all other countries in Territory B, the Regulatory Approval shall be held by Suisse SA. In cases where OCD holds the Regulatory Approval, OCD shall be responsible for complying with all the obligations of the holder of such Regulatory Approvals.

4.2.6

OCD shall provide information relating to the progress of any Regulatory Approval in Territory B by submitting to Quotient all documents and/or communications addressed to Regulatory Authorities or other governmental authorities which relate to Regulatory Approval of the Products. OCD shall inform Quotient in advance of all key meetings or key conference calls with the regulatory authorities in Territory B. OCD shall have the right to require Quotient to participate in the same if reasonably necessary. In relation to filings for Regulatory Approval, and in circumstances in which OCD holds the Regulatory Approval, OCD shall notify Quotient in writing of any changes to the Products that are required by Regulatory Authorities or other governmental authorities having jurisdiction in Territory B.

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4.2.7	OCD shall retain and archive all documentation relating to Regulatory Approvals filed or held by it in Territory B.
4.2.8

Once Suisse SA is the Regulatory Approval holder in any country in Territory B, Suisse SA hereby grants to OCD irrevocable permission to cross refer to any Regulatory Approval when OCD is conducting Development or Commercialization of Product in Territory B and to the extent required for legal or regulatory purposes, OCD will, within thirty (30) days of such request, supply Quotient with a copy of the Regulatory Approval, if not previously provided.

4.2.9

Within six (6) months of the Effective Date and on each anniversary of the Effective Date thereafter, prepare in the English language a Commercialization Plan for the following calendar year which it shall submit to the Steering Group for the purpose of coordinating Commercialization of Products in the Territory.  OCD must use All Reasonable Endeavours to start Commercializing the Products within [***] after the Approval Date in such country, provided that Quotient performs its obligations to supply Product as provided in this Agreement as necessary to enable such Commercialization in such country.  Each draft Commercialization Plan shall be drafted to be consistent with Section 4.2.1.  The Steering Group shall have thirty (30) days to review and comment on each Commercialization Plan.  OCD shall reasonably consider such comments.

4.2.10	During the term OCD shall:
(a)

comply with any reasonable and appropriate policies established by the Steering Group from time to time relating to the promotional positioning of the Products in the Hospital Market in the Territory or the Donor Testing Market in Territory B;

(b)	only sell the Instruments and Consumables separately from products that are not Products and not in any kind of bundle with such other products;
(c)	furnish Quotient with calendar quarterly sales reports for Products;
(d)

identify and communicate in writing to Quotient any additions or alterations in the labels, package inserts, trade names or markings on or for Products required by OCD or the applicable laws and regulations in the Territory, with the Parties agreeing in advance in writing on their implementation;

(e)	maintain adequate insurance in respect of OCD’s stocks of the Products against loss or damage by theft, fire, storm, tempest, riot; and

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(f)	provide the First Level Support and Second Level Support for the Instruments, in accordance with Section 11.
4.2.11

OCD shall comply with all laws and regulations applicable in the Territory dealing with the sale and distribution, including the Commercialization, of the Products purchased under this Agreement, including applicable laws relating to data protection and safety in the workplace, and laws and regulations prohibiting the giving of anything of value, directly or indirectly, to influence improperly the supply or sale of the Products in the Territory.  Without limiting the generality of the foregoing, OCD shall, at its sole expense, obtain and maintain all applicable licenses and governmental approvals that may be necessary to permit the importation of the Products and the Commercialization of the Products by OCD, other than those Regulatory Approvals for which Quotient is responsible pursuant to Section 4.1.

4.2.12

OCD shall not do anything that would cause either Party to be in violation of the US  Foreign Corrupt Practices Act, the UK Bribery Act 2010, or any other anti-bribery laws applicable to either Party’s performing under this Agreement.

4.2.13

OCD may exercise its rights under this Agreement and perform its obligations itself or through its Affiliates.  Subject to Section 18.1.2, OCD shall have the right to appoint, to perform or to delegate to Sub-Licensees, Sub-Distributors or Third Party contractors for the performance of specific obligations under this Agreement subject to the following: The prior written approval of Quotient shall be required for any such Sub-License agreement or arrangement.  To seek such approval, OCD shall provide to Quotient the following details: (i) the identity of the Third Party to receive such Sub-License, (ii) the role such Third Party would serve with respect to Products, and (iii) a written confirmation that the terms and conditions of OCD’s agreement with such Third Party will comply with the requirements of this Agreement and that OCD or an Affiliate will remain responsible for all material direct dealings with Quotient/and or Suisse SA and for all obligations to Quotient and/or Suisse SA under this Agreement. Any such agreement with a Sub-Licensee must be terminable on the termination of this Agreement.  If OCD grants rights to a Sub-Distributor or to a Third Party contractor on behalf of OCD as provided in this Section 4.2.13, OCD shall not be required to obtain Quotient’s prior written consent, but OCD shall provide to Quotient the following details within thirty (30) days after the grant of such rights to such Third Party: (i) the identity of the Third Party appointed, (ii) the role such Third Party would serve with respect to Products, and (iii) a written confirmation that the terms and conditions of OCD’s agreement with such Third Party will comply with the requirements of this Agreement.  Any such agreement with such Sub-Distributor or Third Party must be terminable on the termination of

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this Agreement. No agreement or arrangement by OCD under this Section 4.2.13 shall relieve OCD of its obligations generally or to comply with the Commercialization Plan.
4.2.14

OCD will maintain a system of recording and managing the response to customer Complaints and Adverse Events for Product that it Commercializes, which is a system that shall comply with Regulatory Authority requirements.  OCD will report all Adverse Events to Quotient as soon as practical and Quotient shall acknowledge receipt of any Adverse Event forwarded to Quotient.  For purposes of this Section 4.2.14, “Adverse Events” shall mean any undesirable experiences that arise out of the Commercialization or use of Products, Instruments or Consumables sold by or on behalf of OCD, its Affiliates, Sub-Licensees or Sub-Distributors and result in death, hospitalization, disability, permanent damage or are life-threatening or otherwise serious, and “Complaints” will mean any allegations of deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of Products, Instruments, Consumables sold by or on behalf of OCD, its Affiliates, Sub-Licensees or Sub-Distributors.

4.3	Future Development Activities; Improvements and Modifications.
4.3.1

Quotient shall have the sole responsibility to Develop, in accordance with the Development Plan, the Initial Instrument for the Donor Testing Market in Territory A, at its sole expense, in accordance with the Specifications existing as of the Effective Date or as may be modified by the Steering Group from time to time during the Term.

4.3.2

Following any refinements made to the Specifications in accordance with Section 3.3.1(ii)(a), OCD may suggest changes to the Initial Instrument for use in the Hospital Market or for the Donor Testing Market for Territory B. Quotient will reasonably consider such changes in conjunction with Stratec. It shall be in the discretion of Quotient and Stratec if such changes are accepted.  If such changes are accepted, Quotient shall provide OCD with a cost budget for such changes, including regulatory costs, and if OCD agrees to be responsible for such costs, Quotient will implement or have implemented such changes.  OCD shall also be responsible for any increase in the transfer price payable to Stratec by Quotient resulting from such changes.

4.3.3

Quotient may periodically review market demands and requirements for the Consumables in Territory A for the Donor Testing Market and will add, remove or change the antigens or antibodies used in relation to the Consumables and thereafter Schedule 1.9 shall be amended as appropriate.  Quotient shall implement such

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changes at its own cost and expense.  Quotient shall report such changes to the Steering Group once a filing for FDA Approval is made in relation to them under the Development Plan, and shall not implement such changes for six (6) months following the date of the initial report, or upon FDA Approval for them, whichever is the later. OCD shall have the right to decide whether it wishes to launch the modified Consumables into the Hospital Market or into the Donor Testing Market in Territory B.  If OCD gives notice to Quotient that it wishes to do so then Quotient will supply the modified Consumables to OCD under the terms of this Agreement. If OCD does not give such notice it will be presumed that OCD does not wish to do so and Quotient shall continue to supply the existing Consumables to OCD.

4.3.4

OCD may periodically review market demands and requirements for the Consumables for the Hospital Market in the Territory and the Donor Testing Market in Territory B.  If OCD wishes to add additional antigens or antibodies for use in the Consumables, or change the antigens and antibodies for use in the Consumables for use in the Donor Testing Market in Territory B or in the case of the Blood Grouping Consumables only for the Hospital Market, OCD will propose such addition or modification to the Steering Group.  Following the Steering Group meeting, Quotient will consider OCD’s request.  If Quotient considers that the change can be made with no adverse impact, it will inform OCD accordingly. Quotient shall be responsible for all development and shall use All Reasonable Endeavours to complete all formalities and activities necessary to obtain Regulatory Approvals required in Territory A. OCD shall use All Reasonable Endeavours to complete all formalities and activities necessary to obtain Regulatory Approvals required for Products in Territory B.  OCD shall hold all Regulatory Approvals for the Products in Territory B in its own name in countries where this is possible. In all other countries in Territory B, the Regulatory Approval shall be held by Suisse SA. The parties shall agree a budget for development and regulatory costs associated with such changes.  OCD shall reimburse Quotient for all such costs incurred directly or indirectly by it.  Schedule 1.9 shall be amended as appropriate with regard to the Donor Testing Market in Territory B and the Hospital Market. Quotient shall be free to commercialize such modified Consumable in the Donor Testing Market in Territory A.  If it does so, Quotient shall reimburse OCD for [***] of the development and regulatory costs within [***] after it starts Commercializing such modified Consumable in Territory A.

4.3.5

If OCD requests to commence Development of an Other Instrument such as a smaller Instrument for the Hospital Market, the Steering Group shall promptly meet to discuss such request and consider updates to the Development Plan to conduct such activities.  OCD shall prepare a commercial plan for the sale of Other Instruments

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and Consumables.  Quotient shall request Stratec to assess the feasibility of the Other Instrument and forecast the expected transfer price to Quotient based on a forecast minimum number of instruments to be provided by OCD.  Quotient shall perform all Development necessary to produce such Other Instrument, pursuant to an update to the Development Plan (including the budget therein) agreed upon by the Steering Group and bear all development costs.  OCD shall guarantee to Quotient that it will purchase the minimum number of Other Instruments required by Stratec to justify the transfer price forecast.  Development of the Other Instrument is not anticipated to commence before receipt of FDA Approval for the Product in USA, provided that such Development shall be considered by the Steering Group prior thereto, and may be commenced prior to such date if deemed appropriate by the Steering Group.

4.3.6

Quotient shall discuss with the Steering Group the Cost of Goods Sold for the Instrument, and any cost reductions anticipated to be, or actually, achieved with respect thereto.  Quotient shall report to the Steering Group progress under the Development Plan, including with respect to the budget for Development and progress against such budget.

4.4

The Parties shall act reasonably and in good faith to enter into a quality agreement for the manufacture of Products, including the Instrument and Consumables, (the “Quality Agreement”), within [***] after the Effective Date.  OCD shall deliver the first draft of the Quality Agreement to Quotient within [***] after the Effective Date. Such Quality Agreement will specify each Party’s responsibilities for quality control and quality assurance testing and communications regarding complaints with respect to Products.  The Parties anticipate that the Quality Agreement will need to be amended and updated throughout the Term, and agree that such amendments will be agreed between them, acting reasonably and in good faith, via the Clinical and Regulatory Committee.  The Quality Agreement will also contain mechanisms for the Parties to agree upon additional details of quality-related activities as Product Development progresses become available.

5.	CONSIDERATION
5.1

In consideration of the exclusive rights to use, sell, offer for sale and otherwise Commercialize the Products being granted under Section 2.1, OCD shall make the following one-time payments to Quotient:

5.1.1	upon the first CE-Marking for the Product (excluding the Screening Consumable) in the Hospital Market in Territory A, [***];

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5.1.2	upon first receipt of FDA Approval for the Product (excluding the Screening Consumable) in the Hospital Market in the USA, [***];
5.1.3	upon First Commercial Sale Date for the Blood Grouping Consumable in the European Union, [***];
5.1.4	upon First Commercial Sale Date for the Blood Grouping Consumable in the USA, [***]; and
5.1.5	upon First Commercial Sale Date for the Product (excluding the Screening Consumable) for the Hospital Market in any country outside of the European Union and the USA, [***].
5.2

In consideration for the supply of Instruments, Replacement Parts and Ancillary Products by Quotient or Suisse SA (as specified elsewhere in this Agreement), OCD shall pay Quotient or Suisse SA respectively a price: (i) for the Instruments and/or for Replacement Parts that is Cost of Goods Sold thereof; and (ii) (A) for Ancillary Products other than those that are quality control materials, that is Cost of Goods Sold thereof plus [***], and (B) for Ancillary Products that are quality control materials, that Suisse SA and OCD shall in good faith negotiate, based on the pricing of existing quality control materials supplied by Quotient or its Affiliates to OCD.

5.3

In consideration for the supply of Consumables by Suisse SA, OCD shall pay to Suisse SA for Consumables a transfer price assessed by reference to Net Sales by OCD or its Affiliates or Sub-Licensees or Sub-Distributors which shall be:

5.3.1	In Territory A and in Japan and subject to Sections 5.6 to 5.8 below, a Transfer Price as set forth below:

Transfer Price = A + B + C

where,

A equals [***] of that portion of Net Sales of Consumables in Territory A and in Japan, which, during the calendar year in question, is less than or equal to [***];

B equals [***] of that portion of Net Sales of Consumables in Territory A and in Japan, which, during the calendar year in question, is greater than [***] and less than or equal to [***];

C equals [***] of that portion of Net Sales of Consumables in Territory A and in Japan, which, during the calendar year in question, is greater than [***].

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5.3.2

For Consumables sold in a given country in Territory B, OCD may elect either to pay the transfer price that would apply if the Consumables were sold in Territory A pursuant to Section 5.3.1 (the “Default Transfer Price”), or elect to propose an alternative transfer price under this Section 5.3.2 for Consumables sold in such country as follows:  If OCD believes that the Default Transfer Price, taking into account [***] in selling Consumables in such country, would not result in [***], OCD shall timely submit a report prior to the Steering Group meeting at which inclusion of such country in the Development Plan is due to be considered [***] for the discussion and establishment of an alternative transfer price to the Default Transfer Price to be paid by OCD for the Consumables sold in such country in Territory B (“Alternative Transfer Price”). Prior to the Steering Group meeting at which the Alternative Transfer Price is to be discussed, Suisse SA will make a proposal to OCD [***] (the “Proposed Transfer Price”).  If the Steering Group agrees that the Proposed Transfer Price should apply to Consumables sold in such country in Territory B and become the Alternative Transfer Price, or if the Steering Group agrees upon another transfer price that will apply to such Consumables in such country and become the Alternative Transfer Price, then the Proposed Transfer Price or such other transfer price agreed upon by the Steering Group (as applicable) shall become the transfer price to be paid by OCD to Suisse SA for Consumables sold in such country in Territory B, and such Alternative Transfer Price will be recorded as such in an amendment to this Agreement.

For clarity, the Steering Group decision on establishing any such Proposed Transfer Price or other transfer price as an Alternative Transfer Price shall be made by consensus without either Party having the final decision-making right with respect to such issue.  Any disputes amongst the Steering Group with respect to establishing an Alternative Transfer Price shall be submitted for resolution pursuant to Section 18.4, modified as in Section 18.4.10.  If the arbitrators select the price contained in the submission of Suisse SA under Section 18.4.10, but OCD determines that the Alternative Transfer Price so established will not result in OCD realizing an acceptable profit on sales of Consumables in such country in Territory B, then it shall so notify Quotient in writing, and upon Quotient’s receipt of such notice, the licenses and rights granted under Section 2.1 to OCD for such country shall be deemed automatically terminated.  In such case, if Quotient exercises its rights to Commercialize Products in such country either itself or through its Affiliates or licensees or distributors, OCD shall elect in writing either (i) to require Quotient to pay to OCD a royalty on sales of such Consumables in such country based on the provisions relating to Net Sales and payments due thereon set forth in Section 1 and Sections 5.11 to 5.20 hereof (applied mutatis mutandis as if such sales were made by OCD rather than Quotient, its Affiliates, licensees or distributors) at the rate of [***]

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of such Net Sales; or (ii) to be released from its obligations under Section 2.4 in relation to such country or countries. If the arbitrators select the price contained in the submission of OCD under Section 18.4.10 but the Alternative Transfer Price so established is less than Suisse SA’s Cost of Goods Sold plus a net profit margin (as defined using generally accepted accounting principles), on a country-by-country basis, comparable to that which is realized by international companies selling diagnostic products that test for some or all of the blood group specificities or pathogens then capable of being determined or identified using the Consumables in the relevant country, Suisse SA shall not be bound to supply Consumables under this Agreement.  If Suisse SA declines to supply Consumables pursuant to the preceding sentence, then OCD shall have the rights set forth in this Section 5.3 that would have applied if OCD had determined that the Alternative Transfer Price will not result in OCD realizing an acceptable profit on sales of Consumables in such country in Territory B.

5.4

There shall be an annual review (“Annual Review”) conducted within [***] of the end of each calendar year that calculates the Transfer Price paid or payable per Consumable to Suisse SA under Section 5.3.1 for each Consumable sold by OCD, its Affiliates, Sub-Licensees and Sub-Distributors during such calendar year (“Transfer Price per Consumable”).  At the same time, for the calendar year in question, Suisse SA shall calculate the average Cost of Goods Sold per Consumable and the minimum Transfer Price per Consumable as set forth below:

Minimum Transfer Price per Consumable = average Cost of Goods Sold per Consumable ÷ [***], provided that the Minimum Transfer Price per Consumable shall not exceed the Maximum TPC;

If, for the calendar year in question, the WASP is less than [***], the Maximum TPC shall be adjusted as follows:

Adjusted Maximum TPC = actual WASP, for the calendar year in question ÷ [***] x Maximum TPC.

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5.5

Subject to the provisions of Section 5.6, within [***] of the end of each calendar quarter, OCD shall report to Suisse SA the number of Consumables of the units of Product delivered to OCD that have become obsolescent because they (i) cannot be sold by reason of insufficient shelf life, (ii) have become subject to a credit note between OCD and the customer because of returns or rejections of Consumables, or (iii) have been damaged in the case where such damage to the Consumables was not

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present at the time of delivery as determined under Section 8.5, such that OCD would have the right to reject such Consumables as non-conforming under Section 8.5.1 and 8.5.3 (“Obsolescent Consumables”).  At the same time, Suisse SA shall calculate the average Cost of Goods Sold per Consumable during the calendar quarter in question and the minimum transfer price per Consumable calculated on a basis consistent with Section 5.4 above (the “Quarterly Minimum Transfer Price per Consumable”).  Within [***] of the end of each calendar quarter, OCD shall make a payment to Suisse SA equivalent to the number of Obsolescent Consumables multiplied by (the lower of the Quarterly Minimum Transfer Price per Consumable or the Maximum TPC).  If at the time Consumables are determined to fall within subsections (i) through (iii) above, OCD has already paid Suisse SA the Transfer Price for such Consumables, then OCD shall be entitled to reconcile the amount previously paid for such Consumables against the amount that is due pursuant to this Section 5.5 for such Consumables.

5.6

During the initial [***] months after the First Commercial Sale of the Product in any new country, for any number of units of Obsolescent Consumables reported to Suisse SA, supplied for sale in such country pursuant to Section 5.5, OCD shall only be required to make a payment to Suisse SA equivalent to (the lower of the total Cost of Goods Sold or the Quarterly Minimum Transfer Price per Consumable) for the number of units of Obsolescent Consumables so reported.

5.7

The Transfer Price for Consumables that are not sold by OCD, its Affiliates, Sub-Licensees or Sub-Distributors to Third Parties but that are instead (i) used in studies to support the filing of an application for Regulatory Approval or to conduct Phase 4 clinical trials, (ii) used for medical or health economic studies, (iii) used for validation, Services or initial Instrument installation, or (iv) for internal use by OCD, its Affiliates, Sub-Licensees or Sub-Distributors will be equal to (the lower of the Cost of Goods Sold or the Maximum TPC) for the number of such Consumables.

5.8

The Transfer Price for Consumables that are not sold by OCD, its Affiliates, Sub-Licensees or Sub-Distributors to Third Parties but that are instead provided free of charge to customers for evaluation of the Instrument by such customers shall be (i) for the first [***] units of Consumables provided to such customers, [***], or (ii) for the number of units of Consumables provided to such customers [***] in excess of [***], included in Net Sales as if such Consumables had been sold at the then-applicable price charged by OCD, its Affiliate, Sub-Licensee or Sub-Distributor for such Consumables.

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5.9

In the event that Quotient exercises its rights under Section 2.3 and the rights granted become co-exclusive, any transfer prices payable under Section 5.3.1 shall be reduced by [***] subject to the provisions of Section 5.4.

5.10

The sales agency fee payable by Suisse SA under Sections 2.2 and 2.3 shall be based on the provisions relating to Net Sales and payments due thereon set forth in Section 1 and Sections 5.11 to 5.20 hereof (applied mutatis mutandis as if such sales were made by OCD rather than Suisse SA, its Affiliates, sub-licensees or sub-distributors) at the rate of [***] of such Net Sales of such Screening Consumables in the USA, and at the rate of [***] for sales on Combination Packs outside of the USA, both on the basis that OCD provides First Level Support and Second Level Support for the Instruments being operated by the customers in question.

5.11

Suisse SA shall invoice OCD for the supply of Consumables and Ancillary Products and Quotient will invoice OCD for the supply of Instruments and Replacement Parts at the time of delivery under Section 7.1.  At such time the invoice price will be (i) for the Instruments and Replacement Parts the Cost of Goods Sold (ii) for the Ancillary Products other than quality control products, the Cost of Goods Sold plus [***], (iii) for the Ancillary Products that are quality control products, the price agreed upon by the Parties pursuant to Section 5.2, and (iv) for the Consumables, the lower of the Cost of Goods Sold or the Maximum TPC.  Such invoices shall be due and payable by OCD within [***] of the end of the month in which the invoice date occurs.  Within [***] of the end of each calendar quarter OCD shall prepare a detailed financial report and shall submit the same to Suisse SA.  Such report shall set out detailed calculations of the transfer price of the Consumables taking account of all the provisions of Sections 5.3 to 5.10 inclusive, and reporting on each such provision separately.  At the same time OCD shall conduct and report to Suisse SA a true-up comparing the total transfer price due to Suisse SA for the Consumables in comparison to the invoice price at Cost of Goods Sold or the Maximum TPC, as applicable.  OCD shall pay the true-up amount to Suisse SA in US dollars within the same [***] of the end of such calendar quarter.  Each report shall include the amount of Net Sales in Territory A or Territory B, as applicable, during such calendar quarter (including quantity of Consumables sold), by party (i.e., OCD, its Affiliates, Sub-Licensees, and its and their Sub-Distributors), the gross amounts invoiced that correspond to such Net Sales, the currency conversion rates used (if any) and a calculation of the transfer price payments due. Suisse SA shall provide an invoice for each such transfer price payment.

5.12	Whenever for the purpose of calculating transfer price payments, conversion from any foreign currency shall be required, such conversion shall be made as follows.

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When calculating the Net Sales, the amount of such sales in foreign currencies shall be converted into US dollars using the average monthly rate of exchange for such currencies calculated in accordance with OCD’s then current standard practices.

5.13

If OCD is required, pursuant to paragraph 2.2 of the TTP Letter Agreement, to pay any sums owing to TTP under the MDA or Supply Agreement (as each is defined in the TTP Letter Agreement) that have not been paid to TTP by Quotient as of the effective date of termination of the MDA or Supply Agreement, as applicable, then OCD shall be permitted to set-off such sums against any amounts payable by OCD to Quotient or Suisse SA under this Section 5.

5.14

If OCD is required, pursuant to paragraph 2.2 of the Stratec Letter Agreement, to pay any sums owing to Stratec under the SDA or SMA (as each is defined in the Stratec Letter Agreement) that have not been paid to Stratec by Quotient as of the effective date of termination of the SDA or SMA, as applicable, then OCD shall be permitted to set-off such sums against any amounts payable by OCD to Quotient or Suisse SA under this Section 5.

5.15

OCD shall make all payments to Quotient or Suisse SA, as provided herein, under this Agreement in US dollars against an invoice from Quotient or Suisse SA, as applicable.  OCD is entitled to and will deduct and withhold from all such payments any withholding or deduction in respect of tax and submit such payment to applicable tax authorities on behalf of the payee, and provide such payee with relevant documentation as is reasonably available to allow such payee to claim any available credits or exemptions. To the extent such payee qualifies for a reduced treaty withholding rate, the payee shall furnish to OCD a valid IRS Form W-8BEN-E, or applicable successor form, including a U.S. taxpayer identification number and certifying such holder’s qualification for the reduced treaty rate.  For all purposes of this agreement, to the extent that amounts are so withheld and deducted, such withheld and deducted amounts shall be treated as having been paid to the payee in respect of whom such deduction and withholding were made.

5.16

Each Party shall, and shall require its Affiliates and sub-licensees and sub-distributors to keep, full, true and accurate records and books of account containing all particulars that may be necessary for the purpose of calculating all transfer price payments payable to Suisse SA (as to OCD) and all Cost of Goods Sold (as to Quotient and Suisse SA) for a minimum period of three (3) years.  Upon timely request by a Party, such Party shall have the right to instruct an independent, internationally recognized, accounting firm acceptable to the other Party to perform an audit, conducted so far as appropriate in accordance with GAAP, as is reasonably necessary to enable such accounting firm to report to Suisse SA the Net Sales of

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Product or, as applicable, to OCD the Cost of Goods Sold for the period or periods requested by Quotient and Suisse SA or OCD, respectively, on the following basis:
5.16.1

such firm of accountants shall be given access to and shall be permitted to examine and copy such books and records held by the audited Party or its Affiliates during normal business hours upon twenty (20) business days’ notice having been given by the auditing Party and at all reasonable times on business days for the purpose of certifying to the auditing Party either that the Net Sales calculated and reported by OCD, or as applicable the Cost of Goods Sold calculated and reported by Suisse SA or Quotient, during any calendar year were calculated correctly in accordance with this Agreement (and if such certification cannot be given specifying the reasons why which will enable the Parties to recalculate the relevant sums);

5.16.2

such firm of accountants shall disclose to Suisse SA only whether the Net Sales were calculated and reported correctly and not the specific details of any discrepancy. No other information shall be shared;

5.16.3

such firm of accountants shall disclose to OCD only whether the Cost of Goods Sold were calculated and reported correctly and not the specific details of any discrepancy. No other information shall be shared;

5.16.4

prior to any such examination taking place, such firm of accountants shall undertake to the audited Party that they shall keep all information and data contained in such books and records strictly confidential and shall not disclose such information or copies of such books and records to any third person including the auditing Party, but shall only use the same for the purpose of the reviews and/or calculations which they need to perform in order to issue the certificate to auditing Party which this Section 5.16 envisages;

5.16.5	any such access examination and certification shall occur no more frequently than once per calendar year and will not go back over records more than two (2) calendar years old;
5.16.6	the audited Party shall make reasonably available personnel to answer queries on all books and records required for the purpose of that certification; and
5.16.7

if the certification is in disagreement with the Net Sales or Cost of Goods Sold, as applicable and as calculated by the audited Party, the audited Party shall notify the auditing Party within ten (10) days of receipt by the audited Party whether or not the audited Party agrees with the certification.  If the audited Party notifies its agreement with the certification within the ten (10) day period or fails to give any notification with that period, the Net Sales or Cost of Goods Sold, as applicable, calculated by the

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certification shall be used for purposes of calculating any monies owed and any monies owed by the audited Party to the other shall be paid by the audited Party.  The cost of the accountant shall be the responsibility of the audited Party if the recalculation shows that the audited Party’s previous payment figures supplied to the auditing Party to be less than that due to the auditing Party by more than the lesser of [***] or [***] and the responsibility of the auditing Party otherwise.

5.17

If within ten (10) days starting on the day after receipt of the notification referred to in Section 5.16.7, OCD and Suisse SA or OCD and Quotient as the case may be have not agreed to the terms in dispute in relation to the certification, either Party may refer the items in dispute to a partner of at least ten (10) years qualified experience at an independent, internationally recognised, public accounting firm agreed by the Parties in writing for final and binding resolution, or failing agreement on the identity of the public accounting firm within fifteen (15) days starting on the day after receipt of the notification referred to in Section 5.16.7, an independent, internationally recognised, public accounting firm that is mutually acceptable to both Parties.  Such person appointed shall act on the following basis:

5.17.1	such person shall act as an expert and not as an arbitrator and shall be subject to confidentiality obligations;
5.17.2	such person shall be instructed to determine the matters in dispute within twenty (20) days of his appointment;
5.17.3

the Parties shall each provide such person with all information relating to the items in dispute which such person reasonably requires and such person shall be entitled (to the extent he considers appropriate) to base his determination on such information;

5.17.4	the decision of such person is, in the absence of fraud or manifest error, final and binding on the Parties; and
5.17.5	such person’s costs shall be paid by OCD and Suisse SA or Quotient as the case may be in equal proportions subject to any adjustment as such person may determine.
5.18

All remunerations mentioned in this Agreement are inclusive of value-added, sales, excise or other similar taxes (“Indirect Taxes”) except to the extent of certain value-added taxes as specifically provided below.  Notwithstanding anything to the contrary herein, any Indirect Taxes that are chargeable in respect of any payments made by OCD (or its Affiliates) under Section 5 of this Agreement shall be borne by Quotient or Suisse SA, as applicable, and paid by Quotient or Suisse SA, as applicable, to the applicable government authority in accordance with applicable law; provided, however, in the case and to the extent of value-added taxes incurred in

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connection with the supply of Product for resale by OCD (or its Affiliates) in Switzerland that are recoverable by OCD (or its Affiliates), such value-added taxes shall be invoiced by Suisse SA to OCD (or its Affiliate), paid by OCD (or its Affiliate) to Suisse SA, and remitted by Suisse SA to the relevant government authority in accordance with applicable law, and OCD (or its Affiliates) shall be entitled to recovery of such value-added taxes.  The Parties shall cooperate in accordance with applicable law to minimize any Indirect Taxes incurred in connection with this Agreement.

5.19

All payments made to Quotient under this Agreement shall be made by wire transfer to the account of Quotient Limited at    and or any other bank account that may be notified by Quotient to OCD from time to time. All payments made to Suisse SA under this Agreement shall be made by wire transfer to the account of Suisse SA at    and    or any other bank account that may be notified by Suisse SA to OCD from time to time.

5.20

If OCD fails to make any payment due to Quotient or Suisse SA hereunder on the due date for payment and the payment is not in dispute between the Parties, or the dispute has not been resolved, without prejudice to any other right or remedy available to Quotient or Suisse SA, Quotient or Suisse SA, as applicable, shall be entitled to charge OCD interest (except pending a good faith dispute as to the amounts due, with respect to the amounts in dispute only) on the amount unpaid at the annual rate of [***] calculated on a daily basis until payment in full is made without prejudice to Quotient’s or Suisse SA’s (as applicable) right to receive payment on the due date.

6.	FORECASTS AND ORDERING
6.1	Instrument
6.1.1

Unless otherwise agreed in writing by the Parties, no later than six (6) months prior to the anticipated First Commercial Sale Date for Instruments in any country in the Territory (such date to be determined in OCD’s discretion) and by the second (2nd) day of each month thereafter, OCD shall prepare and provide Quotient with a written forecast of its total requirement for Instruments, including desired delivery dates, for at least the following [***] (“Instrument Forecast”).  Subject to Sections 6.1.2 and 6.1.3 below, the Instrument Forecast shall be a non-binding estimate. Against the Instrument Forecast, OCD will formally call off the Instrument quantity subject to and in line with the Instrument Firm Order and Instrument Mid Order processes described in Sections 6.1.2 and 6.1.3.

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6.1.2

The quantity of Instruments detailed in the [***] of each Instrument Forecast (“Instrument Firm Order Period”) shall constitute a binding commitment on OCD to purchase such quantity of Instruments from Quotient on the terms and conditions of this Agreement (“Instrument Firm Order”).

6.1.3

The quantity of Instruments detailed in the [***] months (i.e. months [***]) (“Instrument Mid Order Period”) of each Instrument Forecast shall be deemed to be a commitment to purchase [***] of such quantity of Instruments from Quotient on the terms and conditions of this Agreement (“Instrument Mid Order”).

6.1.4

Quotient shall respond to each Instrument Firm Order received from OCD within [***] of receipt. Within [***] of receipt, Quotient shall confirm the quantity set out in the Instrument Firm Order and the date by which Quotient will be able to deliver the Instruments.  In the event that discussion is required regarding the timing of delivery then the relevant personnel from both Parties will discuss the same on the following call.  OCD agrees to discuss (via conference call) with Quotient on a monthly basis, no later than the tenth (10th) business day of the month, the latest Instrument Forecasts sent by OCD.  The purpose of this discussion is for OCD to explain changes made to the Instrument Forecasts and to highlight any future developments in any country in the Territory that may affect future Instrument Forecasts and for Quotient to explain delivery dates.  Quotient will document the monthly Instrument supply discussion and send a summary of the discussion to OCD within five (5) business days thereof. Quotient will also review whether the latest Instrument Forecasts raise any issues regarding Quotient's ability to supply Instruments to meet anticipated future demand.  If potential issues arise, Quotient will respond to OCD within [***] with an action plan responding to the issues.

6.1.5

It is understood that volumes detailed in each Instrument Forecast for the months following the Instrument Mid Order Period constitute a good faith estimate of future requirement of Instruments by OCD and its Affiliates and do not comprise a minimum purchase requirement or a binding commitment on OCD.

6.1.6

In the event of any shortage of supply of Instruments, Quotient shall allocate for supply to OCD a portion of the available supply of Instruments that reflects the portion of Instruments sold during the prior [***] period by OCD of the aggregate number of Instruments sold during such time period by OCD and Quotient together; provided that if such shortage occurs prior to the date upon which both Quotient and OCD have sold commercially Instruments for at least [***], the available supply shall be allocated in a manner determined by the Steering Group, working in good faith to achieve an equitable apportionment.

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6.1.7

Quotient shall have the right to supply the Instrument and Replacement Parts by Suisse SA upon giving written notice to OCD, and thereafter all the provisions of this Section 6.1 and 8.4 shall be deemed to refer to Suisse SA instead of Quotient.

6.2	Consumables
6.2.1

Unless otherwise agreed in writing by the Parties, no later than six (6) months prior to the anticipated First Commercial Sale Date for Consumables in any country in the Territory (such date to be determined in OCD’s discretion) and by the second (2nd) day of each month thereafter, (but subject always to the provisions of Section 6.2.5) OCD shall prepare and provide Suisse SA with a written forecast of its total requirement for Consumables, including desired delivery dates, for at least the following [***] (“Consumables Forecast”).  Subject to Section 6.2.2 below, the Consumables Forecast shall be a non-binding estimate. Against the Consumables Forecast OCD will specify the relevant quantity that is subject to and in line with the Consumables Firm Order process described in Sections 6.2.2 and 6.2.3.

6.2.2

The quantity of Consumables detailed in the first [***] of each Consumables Forecast (“Consumables Firm Order Period”) shall constitute a binding commitment on OCD to purchase (i) [***] of such quantity of Consumables in the first month of such forecast; (ii) [***] of such quantity of Consumables in the second month of such forecast; and (iii) [***] of such Consumables in the third month of such forecast from Suisse SA on the terms and conditions of this Agreement (“Consumables Firm Order”).

6.2.3

Suisse SA shall respond to each Consumables Firm Order received from OCD within [***] of receipt and shall accept and fulfill all Consumables Firm Orders that comply with this Section 6.2.  In the event that discussion is required regarding the timing of delivery then the relevant personnel from both Parties will discuss the same on the following call.  OCD agrees to discuss (via conference call) with Suisse SA on a monthly basis, no later than the tenth (10th) business day of the month, the latest Consumables Forecasts sent by OCD.  The purpose of this discussion is for OCD to explain changes made to the Consumables Forecasts and to highlight any future developments in any country in the Territory that may affect future Consumables Forecasts and for Suisse SA to explain delivery dates.  Suisse SA will document the monthly Consumables supply discussion and send a summary of the discussion to OCD within five (5) business days thereof. Suisse SA will also review whether the latest Consumables Forecasts raise any issues regarding Suisse SA’s ability to supply Consumables to meet anticipated future demand.  If potential issues arise Suisse SA will respond to OCD within [***] with an action plan responding to the issues.

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6.2.4

It is understood that volumes detailed in each Consumables Forecast for the months following the Consumables Firm Order Period constitute a good faith estimate of future requirement of Consumables by OCD and its Affiliates and do not comprise a minimum purchase requirement or a binding commitment on OCD.

6.2.5

In the event of any shortage of supply of Consumables, Suisse SA shall allocate for supply to OCD a portion of the remaining supply of Consumables that reflects the portion of Consumables sold during the prior [***] period by OCD of the aggregate number of Consumables sold during such time period by OCD and Suisse SA together; provided that if such shortage occurs prior to the date upon which both Suisse SA and OCD have sold commercially Consumables for at least [***], the available supply shall be allocated in a manner determined by the Steering Group, working in good faith to achieve an equitable apportionment based upon a continuation of supply to existing customers.

6.2.6	All of the provisions of this Section 6.2 shall apply equally to forecasting and ordering of those Ancillary Products to be supplied by Suisse SA, which for clarity are all Ancillary Products.
6.3

All relevant promotional materials and information provided with the Consumables or with respect to the Consumables shall be in compliance with Specifications established by OCD in its sole discretion.  OCD shall have the right to have a statement included in the labeling and promotional materials for the Product for the Hospital Market in the Territory and the Donor Testing Market in Territory B stating that OCD is the distributor of such Product.  OCD shall also have the right to have its trade dress for the Instruments sold by OCD, its Affiliates, Sub-Licensees and Sub-Distributors indicating that OCD is the distributor of the Instrument

7.	DELIVERY TERMS
7.1

The Products shall be delivered by Suisse SA or Quotient as the case may be to OCD FCA (Incoterms 2010) the place of manufacture. At the time so delivered, the Consumables and Ancillary Products shall have a remaining minimum shelf life of at least [***].  Suisse SA shall use its best efforts to extend the shelf life of Consumables so that after the first anniversary of the first to occur of FDA Approval or CE Marking for a Product (excluding a Screening Consumable), such Consumables and Ancillary Products shall have a remaining shelf life of either [***] or at least [***] of the shelf life dictated by the Regulatory Approval when delivered to OCD, whichever is longer. Notwithstanding this obligation, the Parties agree to reasonably cooperate and to discuss in good faith prior to shipping the acceptability of non-material deviations from the minimum shelf life.  All deliveries of the

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Products in this manner shall constitute sales made directly to OCD.  OCD shall pay all freight, insurance charges, import duties, inspection fees and other charges applicable to the transport and receipt by OCD or its Affiliates, Sub-Licensees or Sub-Distributors of Products purchased by OCD hereunder.  Title and risk of loss and damage to Products purchased by OCD hereunder shall pass to OCD upon loading of the Products onto the carrier appointed by OCD.

7.2

OCD acknowledges that the supply of Products and Know-how by Suisse SA and/or Quotient, as applicable, to OCD under this Agreement may be subject to export control and trade sanctions laws and regulations in the Territory (“Trade Restrictions”) and neither Quotient nor Suisse SA shall be required to supply any Products or Know-how to OCD where such supply would constitute a breach of applicable Trade Restrictions.  OCD shall comply, and shall use All Reasonable Endeavours to procure that its customers shall comply with, all applicable Trade Restrictions relating to the performance of its obligations under this Agreement and the Commercialization of the Products in the Territory, as applicable.

8.	CONDITIONS OF SUPPLY
8.1

All sales made by Quotient or Suisse SA to OCD shall, except where otherwise agreed in writing, be subject to the terms herein.  Any inconsistency between the terms of this Agreement and any other applicable conditions of sale shall be governed by the terms of this Agreement.

8.2

Without prejudice to any other right or remedy of Quotient and/or Suisse SA, if OCD is in arrears with any payment due to Quotient or Suisse SA under this Agreement in any material respect after notice of [***] to OCD, other than payments being disputed by OCD, then Quotient and/or Suisse SA may elect not to deliver the Products (except against payment in full in cash of all the amounts owing to Quotient or Suisse SA by OCD) and/or Quotient and/or Suisse SA may suspend further deliveries under any unfilled purchase orders (until payment in full of the amounts owing by OCD is received).  All monies owing to Quotient from OCD for Instrument supply shall be due and payable within [***] after OCD receives an invoice therefor.

8.3	OCD shall adhere to applicable Specifications for storage conditions for the Products (temperature, humidity, etc.).
8.4	Supply of Instruments
8.4.1

OCD or its designated agent shall, within [***] following receipt of a shipment of an Instrument at the requested destination in the Territory, carry out a visual inspection (as defined in Section 8.4.2 below) of such shipment to inspect for readily discernible

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non-conformities in the overall order for which Quotient might be responsible. OCD shall notify Quotient of any such non-conformity in its sole discretion (acting reasonably) found in this inspection promptly in writing. Subject to the provisions of Section 8.4.3, if OCD does not notify Quotient of such non-conformity within such [***], such shipment of the Instrument shall be deemed to have been accepted.

8.4.2	For the purposes of Section 8.4.1, “visual inspection” shall mean:
(a)	comparing the applicable order against the documentation accompanying the shipment to verify that the identity, quantity and exterior shipment labelling comply with the order;
(b)

visually inspecting the exterior of the shipment to verify that the shipment appears to be in good condition and in accordance with the Specification, including without limitation, tilt and rock-watches, package condition, product codes, package labels and damages; and

(c)	verifying that the transportation integrity devices (e.g. tilt indicators) of the shipment have remained within specification by reviewing the appropriate device.
8.4.3

Notwithstanding Section 8.4.1, Quotient shall remain liable to OCD to the extent provided in Section 8.4.4 as appropriate for any manufacturing or packaging defect that subsequently is discovered which renders the Instrument unsaleable or non-conforming with Specifications, and provided that OCD immediately informs Quotient by notice in writing of such defect and rejection of the relevant shipment not later than [***] from the date of discovery of such defect.

8.4.4

Within ten (10) business days of receipt by Quotient of a notice of non-conformity from OCD in accordance with Section 8.4.1, Quotient shall indicate in writing to OCD whether Quotient is issuing a return authorization or not.  In the event that a return authorization is so issued, OCD shall return to Quotient, at Quotient’s expense, only any defective module or sub-assembly and not the entire Instrument and Quotient shall replace such defective module or sub-assembly within twenty (20) business days or as soon as reasonably practicable thereafter.  The Replacement Part shall be a new or factory refurbished module; provided that if OCD notifies Quotient that the Replacement Part is intended to replace a defective module or sub-assembly of an Instrument that remains under warranty as described in Section 8.4.7 below, Quotient shall use its reasonable efforts to provide OCD with a new Replacement Part.

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8.4.5

If Quotient does not issue a return authorization and First Level Support and Second Level Support performed by OCD, and Third Level Support performed by Quotient personnel inspecting and servicing the Instrument in the field do not lead to a commercially reasonable solution, the Parties shall address such matter as provided in the Quality Agreement.

8.4.6	In case of returning modules or sub-assemblies or defective modules or sub-assemblies under this Section 8.4, the Parties shall address such matter as provided in the Quality Agreement.
8.4.7

Any Instrument or associated software delivered by Quotient to OCD shall be under a warranty covering any material non-conformity against the Specifications for the shorter of either [***] after installation of the Instrument at the customer site or [***] from the time the Instrument is delivered to OCD, provided that OCD promptly notifies Quotient, or a Third Party that Quotient designates, in writing of such material non-conformity, including a detailed description of the non-conformity.  In such a case where OCD provides timely notice to Quotient of a material non-conformity, Quotient shall provide Replacement Parts or software free of charge to OCD and OCD is responsible and shall bear all costs of distributing and installing the Replacement Parts or software.  For clarity, Quotient shall not be responsible under this Section 8.4.7 for any material non-conformities associated with ordinary wear and tear, prohibited uses or any use of the Instrument which is not reasonably foreseeable.

8.5	Supply of Consumables
8.5.1

OCD or its designated agent shall, within [***] following receipt of a shipment of Consumables and any Ancillary Products to the premises of OCD, its Affiliates, Sub-licensees, Sub-Distributors or a contractor at the requested destination in the Territory, carry out a visual inspection (as defined in Section 8.5.2 below) of such shipment to ensure that the packaging and labelling of the Consumables and Ancillary Products and the contents appear to be in accordance with the shipment documents and to the extent discernable the Specification and any associated certificate of conformity and if OCD determines in its sole discretion (exercised reasonably) that it has not so taken place it shall promptly notify rejection of shipment to Suisse SA in writing.  Subject to the provisions of Section 8.5.3, if OCD does not notify Suisse SA of rejection of such shipment within [***], such shipment shall be deemed to have been accepted.

8.5.2	For the purposes of Section 8.5.1, “visual inspection” shall mean:

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(a)	comparing the applicable order against the documentation accompanying the shipment to verify that the identity, quantity and exterior shipment labelling comply with the order; and
(b)

visually inspecting the exterior of the shipment of Consumables and/or Ancillary Products, as applicable, to verify that the shipment appears to be in good condition and in accordance with the Specification.

8.5.3

Notwithstanding Section 8.5.1, Suisse SA shall remain liable to OCD for any defect that subsequently is discovered which renders the Consumables and/or Ancillary Products, as applicable, unsaleable or non-conforming with Specifications that is not attributable to actions or omissions occurring after delivery of the relevant Consumables and/or Ancillary Products, as applicable, pursuant to Section 7.1, provided that OCD immediately informs Suisse SA by notice in writing of such defect and rejection of the relevant shipment not later than [***] from the date of discovery of such defect.

8.5.4	For any shipment for which OCD notifies Suisse SA pursuant to Section 8.5.1 or 8.5.3 of a defect and rejection, the Parties shall address such matter as provided in the Quality Agreement.
8.5.5

For the purposes of backup supply, each month, Suisse SA shall maintain the number of units of Consumables and Ancillary Products equal to the number of units of Consumables and Ancillary Products forecasted to be purchased by OCD during the immediately following month.  Additionally, if (i) there is an interruption in the supply of Consumables, Ancillary Products or the Instrument from Stratec or another relevant Third Party vendor, and (ii) Suisse SA does not take, or does not intend to take, reasonable steps to secure an alternative supplier therefor, then Suisse SA will cooperate with OCD to enable OCD to establish an alternative supplier therefor, so as to minimize any shortages of supply of such Consumables, Ancillary Products and/or Instrument.

9.	INSPECTION
9.1

OCD will reserve the right to inspect and/or perform compliance audits at Quotient or Suisse SA or the site of Third Party suppliers to Quotient or Suisse SA, to ensure compliance with applicable quality and regulatory standards as they apply to the Product. These rights will be detailed in the Quality Agreement.

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10.	INFORMATION ABOUT SAFETY; MISCELLANEOUS INFORMATION
10.1

OCD shall act in accordance with the recall policies and procedures of Quotient and Suisse SA as shall be notified to OCD by Quotient and Suisse SA and as required by applicable laws and regulations.  To the extent any recall is caused by a default of OCD whether a breach of this Agreement or a breach of applicable laws and regulations in the Territory, such recall shall be at OCD’s expense. Except to the extent any recall is caused by a failure of OCD, its Affiliates, Sub-Licensees or Sub-Distributors to store, transport, handle, or maintain the Products in compliance with the applicable Specification, all costs and expenses of any such recall shall be at Quotient’s or Suisse SA’s expense.  The costs and expenses for which Quotient or Suisse SA is responsible shall include, without limitation, any customer expenses related to such recall, all costs of communications regarding, and the implementation of, such recall (including without limitation out-of-pocket expenses and other direct and indirect costs thereof), the costs of repairing or replacing recalled Instruments and/or Consumables, and all payments made to Quotient or Suisse SA with respect to the recalled Instruments and/or Consumables.

10.2

If OCD (including any OCD Affiliate) receives any complaint relating to the quality or condition of the Products, OCD shall forthwith acknowledge receipt of such complaint.  OCD shall notify Quotient and Suisse SA in writing as soon as practicable and in any event within ten (10) working days of receipt of such complaint.  OCD shall offer all reasonable cooperation to Quotient or Suisse SA in investigating any such complaint and the circumstances surrounding it, and Quotient or Suisse SA shall address any such complaint in compliance with the applicable Quality Agreement.  The Quality Agreement will provide that the Parties will cooperate to resolve the basis for such complaints so as to avoid any adverse impact on OCD’s business with respect to Products.

11.	SERVICE SUPPORT
11.1

During the Term, OCD shall, at its own cost and expense, provide customers of OCD, its Affiliates, Sub-Licensees and Sub-Distributors in the Territory (“Customers”) with service and maintenance for Instruments. OCD shall provide First Level Support (including telephone support) and Second Level Support (including deployment of field engineers). Any service of Instruments in the field shall be performed by OCD.

11.2

During the Term, Quotient or Suisse SA shall, at its own cost and expense, provide Customers with Third Level Support for those items or situations in respect of which OCD is unable to render or address in First Level Support and Second Level Support.

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Third Level Support will be provided by a Third Party contractor of Quotient for Instrument related matters and by Suisse SA for Consumables related matters. Any support requested by OCD not within the scope of the Third Level Support shall be charged at Quotient’s regular rates.

11.3

OCD, Quotient and Suisse SA shall furnish each other, from time to time, but at least calendar quarterly, with their confidential customary service and reliability data, statistics and analyses relating to failure rates, failure mechanisms and repair time of Instruments, in accordance with procedures and reporting templates approved by the Steering Group.

12.	TRADEMARK LICENSE
12.1

To the extent necessary to conduct Commercialization, OCD shall have an exclusive non-assignable (except in conjunction with an assignment of this Agreement pursuant to Section 18.1.1 or 18.1.2) right and license to use the Trademarks for the Commercialization of the Products in the Territory during the Term in accordance with this Agreement. OCD shall not directly or indirectly challenge the validity of the Trademarks and shall not aid or assist Third Parties to do so. The use by OCD of the Trademarks shall not constitute or imply any assignment or transfer of the Trademarks or any goodwill associated with it.  Whatever use OCD makes of the Trademarks shall inure to the sole and exclusive benefit of the Products in accordance with this Agreement.  The foregoing license shall be sub-licenseable to the extent OCD has the right to grant a Sub-License for a Product pursuant to Section 2.1.

12.2

Neither Party shall use the other Party’s corporate name, or use any trademarks (other than the Trademarks and only in accordance with the terms and conditions of this Agreement) in connection with any publication or promotion without the other Party’s prior written consent which shall not be unreasonably withheld. The above restriction will not apply to representations that OCD is the exclusive distributor of Quotient for the Products for the Hospital Market in the Territory and for the Donor Testing Market in Territory B.

12.2.1

Upon the expiration or any termination of the Agreement, for any reason, except as provided in Section 17.8.2, OCD agrees immediately to discontinue all uses of the Trademarks and shall immediately discontinue any and all representations, direct or implied, that it is a distributor of Quotient.

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13.	IP OWNERSHIP, PROSECUTION AND ENFORCEMENT
13.1

OCD acknowledges that most technical Development activity under the Development Plan and in the future is being and will be conducted by Quotient in conjunction with TTP or Stratec or other Third Party suppliers of Quotient as appropriate.  OCD further acknowledges that its involvement in the Steering Group and Sub-Committees is not principally for the generation of any technical results in relation to which Intellectual Property Rights might exist.  It is anticipated that any technical contribution OCD is likely to make will be confined to the area of software user interface, communication or compilation of results and data management (“OCD Software Contribution”).  The Parties do not contemplate OCD, its Affiliates, Sub-Licensees or Sub-Distributors generating any significant level of Intellectual Property Rights relating to the Product, with the exception of the results of OCD Software Contribution, Commercial IP and some level of Confidential Information.  If OCD, its Affiliates, Sub-Licensees or Sub-Distributors generate technical Know-how other than the Regulatory Approvals for Product in Territory B as a result of the OCD Software Contribution or otherwise, including possibly a patentable invention resulting from their activities pursuant to this Agreement, such Know-how shall be owned by OCD, solely if made solely by employees or contractors of OCD or jointly if made jointly by employees or contractors of OCD and Quotient.

13.2

At each Steering Group meeting, OCD shall report any OCD Know-How generated by it since the previous meeting, and shall point out any inventions it believes might be patentable.  OCD shall make no Patent filing prior to the Steering Group meeting at which it is reporting the OCD Know-How.  The Steering Group shall cause patent attorneys from OCD and Quotient to consider the patentability of such invention. If the invention relates directly to the Instrument, Consumables or their manufacture (as opposed to an OCD Software Contribution), it shall be in the sole discretion of Quotient whether a Patent filing is made taking into account its overall Patent strategy and the desirability of keeping inventions as trade secrets.  If Quotient determines that a Patent filing should be made for such an invention, Quotient will organize its patent attorneys to prosecute and maintain such Patent filing at the cost and expense of Quotient but in the name of OCD.  In such a case, Quotient will keep OCD fully informed of all processes and developments in relation to such Patent filing, and OCD shall provide all reasonable assistance in relation thereto. In the case of all other inventions forming part of OCD Know-How, the final decision whether to make a Patent filing shall be OCD’s, and OCD will have the right to prosecute and maintain such a Patent filing in its own name and at its own cost and expense. In

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such a case, OCD will keep Quotient fully informed of all processes and developments in relation to such Patent filing.
13.3	OCD hereby grants to Quotient under OCD Know-How, and OCD Patents, a non-exclusive, sub-licensable license to use the same in relation to the Development and Commercialization of the Products.
13.4

OCD acknowledges that the TTP Agreement and the Stratec Agreement govern the ownership and licensing of Intellectual Property Rights arising in relation to the Development of the Products, and in addition the prosecution, maintenance, enforcement and defense of such Intellectual Property Rights.  All and any Intellectual Property Rights that Quotient owns as a result of Development activity under the Development Plan shall become part of Quotient Controlled IPR.

13.5

If OCD becomes aware of any actual, threatened or suspected infringement by a Third Party of any Patents, Know-how, and Other Confidential Information or Trademarks relating to the Products in the Territory, it shall promptly inform Quotient in writing of all available evidence and details available to OCD concerning said infringement (the “Infringement Notice”).  With respect to any actual, threatened or suspected infringement, including any identified by Quotient, Quotient shall discuss such matter with OCD to solicit its views as any potential action that may or may not be taken in relation thereto.  Subject to OCD’s right in Section 13.6 below in relation to the Quotient Controlled IPR, Quotient and Suisse SA shall have the first right, but not the obligation, to bring, defend, or maintain any suit or action or to control the conduct thereof against any actual, threatened or suspected infringement of Quotient Controlled IPR or TTP Licensed IPR.  If Quotient and/or Suisse SA shall so elect, OCD shall, at Quotient’s cost, reasonably assist and cooperate with Quotient in any such enforcement or defense.

13.6

If Quotient or Suisse SA fail to initiate any such proceedings pursuant to Section 13.5 within [***] of OCD’s delivery of an Infringement Notice or Quotient’s or Suisse SA’s first learning of such infringement, as applicable, OCD may give Quotient notice requesting Quotient or Suisse SA to initiate such proceedings within [***] of the date of this second notice.  In relation to TTP Licensed IPR, if Quotient does not bring proceedings within such time period, Quotient shall procure from TTP that OCD has the right to bring proceedings; otherwise Quotient shall exercise its right under the TTP Agreements itself at OCD’s request to bring proceedings in connection with such infringement of TTP Licensed IPR on the terms of the TTP Agreements.  For any proceedings with respect to infringement of Quotient Controlled IPR, OCD shall be entitled to take such action at its own cost and expense, in which case it shall have sole conduct of any claim or proceedings,

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provided that OCD shall not, in connection with any such claim or proceedings, disclose any trade secret information forming part of Quotient Controlled IPR save than is reasonably necessary in order for OCD to assert its rights.  Notwithstanding the foregoing, if Quotient informs OCD in response to a request by OCD to initiate such proceedings that Quotient considers that to take such proceedings would be prejudicial to its litigation strategy in the Territory in a material respect, the Steering Group shall discuss such matter and the basis for such concerns prior to OCD exercising its rights under this Section 13.6.  OCD shall bear the expenses of any such claim brought by it pursuant to this Section 13.6, however Quotient shall, and shall procure that its Affiliates shall, reasonably assist and cooperate with OCD in any such claim, with OCD to reimburse Quotient for all reasonable out of pocket costs and expenses, if any, relating to such assistance and cooperation. Such reasonable assistance and cooperation of Quotient and its Affiliates shall include but not be limited to the execution of such documents and the performance of such other acts as may be reasonably required to facilitate such claim. OCD shall have sole right to settle such proceedings provided such settlement does not adversely affect Quotient’s rights and interests including in the Donor Testing Market in Territory A.

13.7

Rights of Non-Controlling Party.  Notwithstanding anything to the contrary herein, the Party that is not controlling the suit, action or proceeding pertaining to enforcement of the Quotient Controlled IP against Third Party Infringement as described in this Section 13 shall join as a party to such suit, action or proceeding upon the reasonable request and expense of the Party controlling such action if necessary for standing purposes.  The Party that is not controlling such a suit, action or proceeding shall have the right to be represented by counsel (which shall act in an advisory capacity only, except for matters solely directed to such Party) of its own choice and at its own expense (subject to Section 13.7) in any such suit, action or proceeding.

13.8

Recoveries.  Any and all recoveries resulting from a suit, action or proceeding relating to a claim of Third Party Infringement shall first be applied to reimburse each Party’s costs and expenses in connection with such suit, action or proceeding, with any remaining recoveries (the “Remaining Recoveries”) allocated (i) if the controlling Party is OCD, [***] to OCD, with OCD paying Quotient [***], and (ii) if the controlling Party is Quotient or Suisse SA, [***] to Quotient or Suisse SA as they may direct and [***] to OCD.

13.9

Defense.  Upon OCD’s request, Quotient will reasonably cooperate with OCD, at OCD’s expense, to the extent necessary to defend OCD or any Affiliate or Sub-Licensee of OCD in a defense action in which the claim of infringement,

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misappropriation or other violation is directed at OCD’s or its Sub-Licensee’s or Sub-Distributor’s commercialization of a Product.  OCD shall have all authority with respect to any such action, including the right to exclusive control of the defense of any such suit, action or proceeding and the exclusive right to compromise, litigate, settle or otherwise dispose of any such suit, action, or proceeding; provided that OCD shall keep Quotient timely informed of the proceedings and filings, and provide Quotient with copies of all communications pertaining to such defense action and OCD shall not settle, stipulate to any facts or make any admission with respect to any such defense action without Quotient’s prior written consent, if such settlement, stipulation or admission would: (a) adversely affect the validity, enforceability or scope, or admit non-infringement, of any of the Quotient Controlled IPR or TTP Licensed IPR; (b) give rise to liability of Quotient or its Affiliates; (c) grant to a Third Party a license or covenant not to sue under, or with respect to, any Quotient Controlled IPR or TTP Licensed IPR, other than as expressly provided for in this Agreement with respect to OCD's rights to sublicense the Quotient Controlled IPR and TTP Licensed IPR; or (d) otherwise impair Quotient’s or any of its Affiliates’ rights in any Quotient Controlled IPR and TTP Licensed IPR or Quotient’s or any of its Affiliates’ rights in this Agreement.

14.	CONFIDENTIALITY
14.1

OCD, Quotient and Suisse SA, on behalf of themselves and their respective directors, officers, employees, agents, advisors and Affiliates (“Representatives”), undertake that during the Term and after the expiration or any termination of the Agreement for any reason: (1) all Confidential Information which is transmitted by one Party to the other Party or Parties on the basis of the Agreement shall be treated in confidence by the Recipient Party Representatives and shall only be used by Recipient Party Representatives or furnished to any Third Party for purposes consistent with the Agreement and (2) Recipient Party Representatives shall take all commercially reasonable and appropriate precautions to observe confidentiality of, and not disclose, the same.  In this connection, Recipient Party shall take all commercially reasonable measures to ensure that Representatives other than itself observe strict secrecy in respect of any of the said Confidential Information and that disclosure to such persons is limited to only those persons who have a need to know same for the purpose of performing the Agreement.

14.2	The obligations of Recipient Party Representatives contained in Section 14.1 shall not apply to Confidential Information, which the Recipient Party can so show:

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14.2.1	is generally available in the public domain at the time it is disclosed to the Recipient Party or subsequently comes into the public domain through no fault of the Recipient Party;
14.2.2	was known to the Recipient Party other than under confidentiality at the time it was disclosed if the source of such information was entitled to disclose the information;
14.2.3

is made known to Recipient Party by way of independent Third Parties, without these parties having received it directly or indirectly from any Disclosing Party and being at the time of transmitting it not under a non-disclosure obligation; or

14.2.4

is required by law, by a competent court or an administrative body to be disclosed; provided that if Recipient Party Representatives are requested or required to disclose any such information in such manner, Recipient Party shall promptly notify in writing Disclosing Party of such request or requirement so that Disclosing Party (or its designated Affiliate) may seek a protective order, and/or take any other mutually agreed action.

14.3

For clarity, specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Recipient Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Recipient Party.  Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Recipient Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Recipient Party unless the combination is in the public domain or in the possession of the Recipient Party.

14.4	Notwithstanding the above obligations of confidentiality and non-use, a Recipient Party may:
14.4.1

disclose Confidential Information to a Regulatory Authority as reasonably necessary to obtain Regulatory Approval in a particular jurisdiction to the extent consistent with the terms of this Agreement, provided always that disclosure of any print technology within TTP Licensed IPR shall be subject to the following:  The Steering Group shall discuss during its consideration of the expansion of the Development Plan to cover any particular country in Territory B the legal and practical methods for keeping secret all those parts of the manufacturing process of Consumables, including the print technology within the TTP Licensed IPR, that are not in the public domain, in the course of seeking Regulatory Approval for Products in such country. If the Steering Group determines or Quotient or Suisse SA believes that there is a

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reasonable risk of illegal copying of the relevant trade secrets by a third party as a result of making the filing for Regulatory Approval in such country which could reasonably have a material adverse effect on  the worldwide market exclusivity for the Products, the Steering Group shall discuss any and all protections against such illegal copying in the relevant country that could be implemented, and assess the costs of implementing such protections.  If the Steering Group determines that there are no such protections available or that implementation of such protections is not commercially viable, then the Steering Group shall not include the relevant country in the list of countries in which the Parties intend to seek Regulatory Approval for the Product pursuant to the Development Plan. Otherwise, if the Steering Group approves the addition of such country to such list, OCD agrees to implement whatever protections are recommended by the Steering Group in relation to such filing for Regulatory Approval in such country;

14.4.2

disclose Confidential Information: (i) to the extent such disclosure is reasonably necessary to comply with the order of a court; or (ii) to the extent such disclosure is required to comply with a Legal Requirement, including to the extent such disclosure is required in publicly filed financial statements or other public statements under rules governing a stock exchange (e.g., the rules of the United States Securities and Exchange Commission, NASDAQ, NYSE, UKLA or any other stock exchange on which securities issued by any Party may be listed); provided, to the extent possible bearing in mind such Legal Requirements and subject to the next subsequent sentence of this Section 14.4.2, where practicable and permitted under applicable laws, rules and regulations, such Party shall provide the other Parties with a copy of the proposed text of such statements or disclosure three (3) business days in advance of the date on which the disclosure is to be made to enable the other Parties to review and provide comments, unless a shorter review time is agreed.  If the compliance with a Legal Requirement requires filing of this Agreement, the filing Party shall to the extent reasonable seek confidential treatment of portions of this Agreement from the relevant Competent Authority and shall provide the other Parties with a copy of the proposed filings at least five (5) business days prior to filing, where practicable, for the other Parties to review any such proposed filing.  Each Party agrees that it will obtain its own legal advice with regard to its compliance with Legal Requirements and will not rely on any statements made by the other Parties relating to such Legal Requirements;

14.4.3

disclose Confidential Information to such of Recipient Party’s employees, Affiliates, or actual or potential sub-licensees, sub-distributors, contractors (including clinical researchers) and consultants, as such Recipient Party reasonably determines is necessary to receive the benefit of the licenses and rights granted or available to it

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under this Agreement or to fulfil its obligations pursuant to this Agreement; provided, however, any such persons must be obligated to substantially the same extent as set forth in Section 14.1 to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement;

14.4.4

disclose Confidential Information: (i) to its actual or potential investment bankers; (ii) to existing and potential investors in connection with an offering or placement of securities for purposes of obtaining financing for its business and to actual and prospective lenders for the purpose of obtaining financing for its business; and (iii) to a bona fide potential acquirer or merger partner for the purposes of evaluating entering into a merger or acquisition, provided, however, any such persons must be obligated to substantially the same extent as set forth in Section 14.1 to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement; and

14.4.5	disclose Confidential Information to its legal advisers for the purpose of seeking advice.
14.5	Nothing in this Section 14 restricts any Party from using or disclosing any of its own Confidential Information for any purpose whatsoever.
14.6	Other than the press releases pertaining to this transaction that the Parties have agreed upon and attached as Schedule 14.6 to this Agreement and save as permitted in Section 14.4:
14.6.1

no Party shall make any public announcement or statement to the public containing Confidential Information or information about the sales levels or other financial performance resulting from Commercialization of Products under this Agreement without the prior written consent of the other Parties.  No such public announcements or statements shall be made without the prior review and consent of the appropriate individual designated for the purpose by the other Parties; and

14.6.2

no Party shall mention or otherwise use the name or Trade Mark of another Party or its Affiliates in any publication, press release, promotional material or other form of publicity without the prior written consent of the appropriate individual designated for the purpose by the other Party.

14.6.3	Notwithstanding the foregoing, OCD shall be entitled to include the name of Quotient within a list of collaborators.

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15.	REPRESENTATIONS, WARRANTIES AND COVENANTS
15.1	Representations, Warranties and Covenants of OCD.
15.1.1	OCD makes the following representations, warranties and covenants:
(a)	Corporate Power. OCD is duly organized and validly existing under the laws of New York and has full corporate power and authority to enter into the Agreement and to carry out its provisions.
(b)

Due Authorization.  OCD is duly authorized to execute and deliver the Agreement and to perform its obligations under the Agreement. The person executing the Agreement on OCD’s behalf has been duly authorized to do so by all requisite corporate action.

(c)

Binding Agreement. The Agreement is a legal and valid obligation binding upon OCD and enforceable in accordance with its terms.  The execution, delivery and performance of the Agreement by OCD will not be prevented or impaired by any agreement, instrument or understanding, oral or written, to which OCD, is a party or by which OCD may be bound, nor violate any material law or regulation of any governmental body or administrative or other agency having jurisdiction over it.

(d)

Validity. OCD is aware of no action, suit or inquiry or investigation instituted by any governmental or regulatory agency or by any other person or company that might question or threaten the validity of the Agreement.

15.1.2	OCD undertakes to inform Quotient promptly but in any event within ten (10) business days after the occurrence of any of the following events:
(a)	the sale of all or any material portion of its assets or business relevant to this Agreement;
(b)

the entry of any declaratory, injunctive or other equitable remedy or court order that would materially impair OCD’s ability to continue to conduct its business or to perform its obligations under this Agreement;

(c)	any attachment (including prejudgment attachment) of any material assets relevant to this Agreement;
(d)	the loss of any permits, licenses or governmental authorizations that are reasonably necessary in order for OCD to continue to engage in its current business relevant to this Agreement.

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15.2	Representations, Warranties and Covenants of Quotient.
15.2.1	Quotient makes the following representations, warranties and covenants:
(a)

Corporate Power.  Quotient is duly organized and validly existing under the laws of Jersey and has full corporate power and authority to enter into the Agreement and carry out the provisions of the Agreement.

(b)

Due Authorization. Quotient is duly authorized to execute and deliver the Agreement and to perform its obligations under the Agreement. The person executing the Agreement on Quotient’s behalf has been duly authorized to do so by all requisite corporate action.

(c)

Binding Agreement.  The Agreement is a legal and valid obligation binding upon Quotient, and enforceable in accordance with its terms.  The execution, delivery and performance of the Agreement by Quotient does not conflict with any agreement, instrument or understanding, oral or written, to which Quotient or any of its Affiliates is a party or by which it may be bound, nor violate any material law or regulation of any governmental body or administrative or other agency having jurisdiction over it.

(d)

Validity.  Quotient is aware of no action, suit or inquiry or investigation instituted by any governmental or regulatory agency or by any other person or company that questions or threatens the validity of the Agreement.

(e)

Infringement; Sufficiency.  To its Knowledge, but without having conducted freedom to operate searches country-by-country within the Territory, the Development, manufacture, use or Commercialization of the Product, Initial Instrument and Consumables in the form existing as of the Effective Date within the Territory will not infringe, misappropriate or otherwise violate the Intellectual Property Rights of a Third Party in the public domain at the Effective Date.  To its Knowledge, the Development, manufacture, use or Commercialization of the Product, Initial Instrument and Consumables on or prior to the Effective Date did not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any Third Party.  To its Knowledge, no Third Party is or was infringing, misappropriating or otherwise violating the Quotient Controlled IPR or TTP Licensed IPR within Territory A.  To its Knowledge, Quotient itself Controls all Intellectual Property Rights necessary or useful to grant the rights to OCD that Quotient purports to grant under this Agreement, and no Affiliate of Quotient or Third Party owns or controls any Intellectual Property Rights

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that are not both Controlled by Quotient and included in the licenses and rights granted to OCD pursuant to this Agreement.
(f)

Manufacturing; Upstream Agreements.  Quotient has disclosed to OCD any agreement that it has entered into with any Third Party that is material to the development, manufacture, use or sale of the Products.  To its knowledge (with enquiry to Stratec and its other suppliers as of the Effective Date), none of the Third Party suppliers of Quotient entered into a consent decree or similar arrangement with respect to the manufacture thereof or received notice of  material noncompliance with Applicable Laws relevant to the manufacture of the Product, Initial Instrument and Consumables.  Quotient shall during the term of this Agreement maintain in full force and effect the TTP Agreements (including the future agreement covering the supply of Instrument components by TTP, once consummated) and the Stratec Agreements, and notwithstanding any amendment provisions in the TTP Agreements or the Stratec Agreements, as applicable, Quotient shall not modify, expand, amend, waive rights under or take any similar action with respect to the TTP Agreements or the Stratec Agreements, in any manner that could have a material adverse impact upon OCD or its rights under this Agreement, without the prior written consent of OCD, and Quotient shall during the term of this Agreement maintain in full force and effect the TTP Agreements and the Stratec Agreements and shall promptly provide a copy of any alleged breach it provides or receives under such Agreements to OCD.  Quotient will fully and timely enforce its rights under the TTP Agreements and Stratec Agreements.  All Products supplied by or on behalf of Quotient shall comply with the applicable Specifications and Requirements and shall be manufactured in compliance with all applicable laws.

(g)

Third Party Rights.  To its Knowledge, no Third Parties have made any claim of ownership or joint ownership in and to any Patents existing as of the Effective Date that claims the Product, the Initial Instrument or Consumables, or the article of manufacture, composition, use or manufacture thereof, except pursuant to the Stratec Agreements or the TTP Agreements.

(h)

Debarment.  Neither Quotient nor its Affiliates or Third Party manufacturers or vendors have utilized in connection with the Product, Initial Instrument or Consumables any person or entities that have been or are debarred by the

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FDA pursuant to the provisions of the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335).
(i)

Violations of Law.  Quotient has not received any notices of violations of Applicable Laws from the FDA or any other Regulatory Authority with respect to the Development, manufacture or Commercialization of the Product, Initial Instrument or Consumables that could reasonably be deemed to adversely affect the Parties’ activities under this Agreement.

(j)

Employees; Consultants.  All employees, consultants and officers of Quotient or its Affiliates conducting activities prior to the Effective Date with respect to the Product, Initial Instrument or Consumables have executed agreements requiring assignment to Quotient or its Affiliate, as applicable, of all right, title and interest in and to their inventions and discoveries (to the extent included in the Quotient Controlled IPR) invented or otherwise discovered or generated in connection with the activities he or she conducted with respect to the Product, the Initial Instrument or Consumables, whether or not patentable, if any, to Quotient or its Affiliate, as applicable, as the sole owner thereof.

(k)

Litigation.  Quotient is not a party to any litigation with any Third Party relating to the Development, manufacture, use or Commercialization of the Product, Initial Instrument and Consumables within the Territory.

(l)

Compliance with Laws.  To the extent material to the Development, manufacture or Commercialization of the Product, Initial Instrument or Consumables, all activities conducted by or on behalf of Quotient or its Affiliates prior to the Effective Date in the course of the Development, manufacture, use or Commercialization of the Product, Initial Instrument and Consumables have been in material compliance with all Applicable Laws.

16.	INDEMNITY AND INSURANCE COVERAGE
16.1

Except as otherwise provided in Section 16.2, OCD shall defend, indemnify and hold Quotient, its Affiliates and their directors, officers, employees and agents, harmless from and against any Losses to the extent arising out of Third Party claims, suits or demands resulting from the use, distribution, Commercialization or other exploitation of the Products, Instruments or Consumables sold by OCD, its Affiliates, Sub-Licensees or Sub-Distributors in the Territory or OCD’s negligence or recklessness, including without limitation those based on alleged or actual bodily injury or death or

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other product liability type claims, but in each case excluding Losses to the extent arising from manufacturing defects existing in the Products manufactured by or on behalf of Quotient, infringement of Third Party intellectual property rights arising out of the Development, manufacture, use or Commercialization of Products in the Territory, or breach of this Agreement by Quotient or Quotient’s negligence or recklessness, as these Losses are the subject of Section 16.2.

16.2

Quotient shall defend, indemnify and hold OCD, its Affiliates and their directors, officers, employees and agents, harmless from and against any direct Losses to the extent arising out of Third Party claims, suits or demands resulting from the use, distribution, Commercialization or other exploitation of the Products, Instruments or Consumables sold by Quotient, its Affiliates, sub-licensees or sub-distributors (excluding OCD, its Affiliates, Sub-Licensees and Sub-Distributors), including without limitation Third Party claims, suits or demands based on alleged or actual bodily injury or death or other product liability type claims resulting from the use of the Products, Instruments or Consumables sold by Quotient, its Affiliates, sub-licensees or sub-distributors (other than OCD, its Affiliates, Sub-Licensees or Sub-Distributors) in the Territory, or infringement of Third Party intellectual property rights arising out of the Development, manufacture, use or Commercialization of Products in the Territory, breach of this Agreement by Quotient or Quotient’s negligence or recklessness, or manufacturing defects existing in the Products manufactured by or on behalf of Quotient and supplied to OCD, its Affiliates, Sub-Licensees and Sub-Distributors or Quotient’s negligence or recklessness, or any liability for any tax required by applicable law to be withheld with respect to any payment made by OCD (or its Affiliates) to Quotient or Suisse SA (or their Affiliates) in respect of the transactions contemplated by this Agreement and the Subscription Agreement, including any interest and penalties imposed thereon.

16.3

An indemnified person under Sections 16.1 or 16.2 (“Indemnified Party”) shall give the indemnifying party under Sections 16.1 or 16.2 (“Indemnifying Party”) prompt written notice of any Losses or discovery of any relevant Third Party claim (“Third Party Claim”) upon which such Indemnified Party intends to base a request for indemnification under Sections 16.1 or 16.2 (an “Indemnification Claim Notice”).  Where required the Indemnifying Party shall promptly send a copy of the Indemnification Claim Notice to its relevant insurers and shall permit them to exercise their rights of subrogation and hereafter in this Section 16, “Indemnifying Party” shall be deemed to include any such insurers.  In no event shall the Indemnifying Party be liable for any Losses to the extent resulting from any delay in providing the Indemnification Claim Notice.  Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of the Losses

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claimed (to the extent that the nature and amount of such Losses are known at such time).  The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received in respect of any such Losses.  For the avoidance of doubt, all indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (each, an “Indemnitee”) shall be made solely by a Party to this Agreement or its insurers, provided that a Party can make a claim on behalf of its Indemnitees.

16.4

Except with respect to any Third Party Claims with respect to the taxes of an Indemnified Party (which shall be governed exclusively by Section 16.4.5), the obligations of an Indemnifying Party under this Section 16 shall be governed by and contingent upon the following:

16.4.1

At its option, the Indemnifying Party may assume control of the defense of any Third Party Claim (which, for the avoidance of doubt, shall include the conduct of all dealings with such Third Party) by giving written notice to the Indemnified Party within fourteen (14) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice.

16.4.2	Upon the assumption of the control of the defense of a Third Party Claim by the Indemnifying Party:
(a)

subject to the provisions of Section 16.4.3, it shall have the right to and shall assume sole control and responsibility for dealing with the Third Party and the Third Party Claim, including the right to settle the claim on any terms the Indemnifying Party chooses, but at all times in accordance with the provisions of Section 16.4.4;

(b)	if it chooses, the Indemnifying Party may appoint as counsel in the defense of the Third Party Claim any law firm or counsel selected by the Indemnifying Party; and
(c)

except as expressly provided in Section 16.4.3, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim.

16.4.3

Without limiting the remainder of this Section 16.4.3, any Indemnified Party shall be entitled to participate in, but not control, the defense of a Third Party Claim the control of which is assumed by the Indemnifying Party by having its views regularly solicited by the Indemnifying Party and, where proceedings are commenced, to retain

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counsel of its choice for such purpose; provided, however, that such retention shall be at the Indemnified Party’s own expense unless the interests of the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under any legal requirement, ethical rules or equitable principles or legal theories.

16.4.4

With respect to any Losses relating solely to the payment of money to the Third Party to settle the Third Party Claim and that will not result in the Indemnified Party becoming subject to injunctive relief or otherwise materially and adversely affect the Indemnified Party, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party under Section 16.4.1, the Indemnifying Party shall have the sole right to enter into any such settlement including any consent judgment, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate.  With respect to all other Losses or where the Indemnified Party will be subject to injunctive relief, and in circumstances where the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with Section 16.4.1, the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Losses, provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed)

16.4.5

If the Indemnifying Party chooses not to take control of the defense or prosecute any Third Party Claim, or if the Third Party Claim is with respect to the taxes of the Indemnified Party, the Indemnified Party shall retain control of the defense thereof but no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  The Indemnifying Party shall not be liable for any settlement or other disposition of Losses by an Indemnified Party under such a Third Party Claim that is reached without the written consent of the Indemnifying Party not to be unreasonably withheld or delayed.

16.4.6

If the Indemnifying Party chooses to control the defense of any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, reasonably cooperate in the defense thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party

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Claim, and making the Indemnified Party and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided, and the Indemnifying Party shall reimburse the Indemnified Party for all of its related reasonable out-of-pocket expenses.

16.4.7

Except as expressly provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party where it participates in the defense under Section 16.4.3 or 16.4.5 shall be reimbursed on a calendar quarterly basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

16.5

Quotient, Suisse SA and OCD shall each carry Products liability insurance with respect to its activities under this Agreement under ordinary terms and conditions standard in the  industry, and shall confirm the existence and broad details thereof in writing upon the request of the other.

16.6

LIMITATION OF LIABILITY.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS), ARISING OUT OF OR RELATED TO THIS AGREEMENT OR WITH RESPECT TO ITS PERFORMANCE HEREUNDER, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, EACH PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF A BREACH OF THE NON DISCLOSURE AND NON USE OBLIGATIONS UNDER SECTION 14. THIS SECTION 16.6 SHALL NOT LIMIT EITHER PARTY’S OBLIGATIONS UNDER SECTION 16.

17.	DURATION AND TERMINATION OF THE AGREEMENT;
17.1

The Agreement shall enter into force and effect on the Effective Date and shall remain in full force and effect for the entire duration of the Term, subject to earlier termination as provided in this Agreement.

17.2	Quotient shall have the right to terminate the entire Agreement, effective upon thirty (30) days’ prior written notice to OCD, and without prejudice to any other rights or

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remedies that Quotient may have against OCD in such circumstances, if at any time OCD or any of its Affiliates:
17.2.1

contests or challenges the validity or ownership of, or knowingly aids or assists others to contest or challenge the validity or ownership of, any Patents within Quotient Controlled IPR or TTP Licensed IPR or the Trademarks;

17.2.2	except as provided in Section 6, breaches Section 4.2.4 (e.g., it manufactures, or procures the manufacture of the Products; or purchases the Products from any Third Party); or
17.2.3

materially breaches any obligation of this Agreement other than Section 4.2.4 and fails to cure such material breach within sixty (60) days after receiving written notice from Quotient specifying the nature of such breach (a “Material Breach”).

17.3

Quotient shall also have the right to terminate the Commercialization rights of OCD in a country if OCD goes into Chapter 11, provided that termination shall be limited to those countries outside the USA.

17.4

OCD shall have the right to terminate this Agreement by written notice to Quotient (i) upon the occurrence of a material breach by Quotient of any obligation of this Agreement if Quotient fails to cure such material breach within thirty (30) days after receiving written notice specifying the nature of such breach or (ii) at will, upon one hundred and eighty (180) days’ prior written notice to Quotient.

17.5	The Agreement shall automatically terminate and be of no further force or effect in the event of the US Bankruptcy of OCD.
17.6	In the event of an Insolvency Event of Quotient:
17.6.1	OCD shall continue to have all rights and licenses granted to it under this Agreement, subject to the terms of this Agreement;
17.6.2	the Steering Group shall be disbanded;
17.6.3

OCD shall be entitled to a sub-licensable license under Quotient Controlled IPR and TTP Licensed IPR to manufacture and have manufactured the Consumables in consideration of the payment of a fixed sum of money to Quotient per Consumable to be determined by negotiation between the administrator or liquidator of Quotient and OCD, always taking into account that OCD will also need confirmation from TTP that the sublicense of TTP Licensed IPR can include manufacturing; and

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17.6.4

all provisions of this Agreement will continue to apply for so long as Quotient and its Affiliates, as applicable, continue to perform their obligations hereunder, and subject to Section 17.6.3, once any agreement with the administrator or liquidator of Quotient under Section 17.6.3 is in force, the provisions of that agreement shall govern the extent to which the provisions of this Agreement shall survive.

17.7

Expiration or termination of the Agreement under Sections 17.1 to 17.3 and 17.5 whether in whole or by country for whatever reason shall result in the following consequences (by country only, if termination is by country):

17.7.1

Except as provided in Section 17.7.2, all rights granted by Quotient to OCD under the Agreement shall terminate, such rights shall revert to Quotient and OCD shall immediately cease all use of the Quotient Controlled IPR, TTP Licensed IPR, Trademarks, Dossiers, Know-how and Other Confidential Information supplied by Quotient hereunder;

17.7.2

OCD shall take all reasonable actions as may be required by Quotient for the transition of the support and maintenance services provided by OCD pursuant to Section 11.1 to a Third Party nominated by Quotient in its absolute discretion over a period of ninety (90) days after such termination;

17.7.3

commensurate with legislative and regulatory requirements, OCD shall as soon as practicably possible transfer to Quotient or its nominee all right, title and interest in all relevant Regulatory Approvals held by OCD for the Product (in the relevant country of Territory B, if termination is by country) (together the “Product Registrations”), and OCD shall execute all necessary and appropriate letters to the FDA and other Regulatory Authorities in the Territory (if any) to ensure that ownership of the Product Registrations are transferred to Quotient within ninety (90) days of termination.  The date upon which a Product Registration is registered in Quotient’s name shall be known as the “Transfer Date”.  In the event that such a transfer is not possible, OCD shall use reasonable efforts to ensure that Quotient has the benefit of the relevant Product Registrations and, to this end, consents to any Regulatory Authority in the Territory cross-referencing to the data and information on file with any Regulatory Authority as may be necessary to facilitate the granting of a Product Registration directly to Quotient or its designee based on such Product Registration held by OCD or its designee to Quotient in the Territory, and OCD agrees to complete whatever other procedures are reasonably necessary in relation to the same to enable Quotient (either itself or in conjunction with a Third Party) freely to Commercialize at Quotient’s expense.  Further, from the date of submission of the appropriate letters to the Regulatory Authorities in the Territory (if any) necessary to ensure that ownership of the Product Registrations is transferred to Quotient until the

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Product Registrations are actually transferred to Quotient by such Regulatory Authorities, OCD shall:
(a)	submit all necessary filings, correspondence and reports, attend all necessary meetings and otherwise conduct all activities reasonably required to maintain the Product Registrations;
(b)

as soon as practicably possible, submit to Quotient copies of all filings and correspondence that are submitted to any Regulatory Authority to the extent that they relate to the Product in the Territory; and

(c)

provide Quotient with advance written notice of any meetings or telephone calls with any Regulatory Authority in the Territory relating to Product Registrations and allow Quotient to participate in all such meetings or telephone calls;

17.8	Expiration or termination of the whole Agreement under Sections 17.1 to 17.3 and 17.5 shall also have the following consequences:
17.8.1	termination of all Product Firm Orders and other supply obligations of Quotient;
17.8.2

OCD shall have the option (exercisable by written notice to Quotient to be given not more than one (1) month after the effective date of such expiration or termination), to Commercialize all stocks of Products then in its possession, and to continue to perform services for purchasers of Products in accordance with OCD’s then-existing service contracts, in accordance with all applicable laws and regulations, for a maximum period of [***] following the date of expiration or termination, subject to the payment of applicable transfer price payments thereon pursuant to Section 5.4;

17.8.3

OCD shall supply to Quotient all remaining stocks of materials covered by Commercial IP held by OCD, its Affiliates and will transfer to Quotient the domain name for the Internet website established by it.  OCD also grants to Quotient a worldwide, non-exclusive, perpetual, sub-licensable, fully paid up royalty free license to use any Commercial IP for Commercialization of Products;

17.9

Effective upon any termination of this Agreement (but not expiration, or termination for material breach by Quotient or Suisse SA pursuant to Sections 17.1 and 17.4, OCD shall grant to Quotient a non-exclusive license under the OCD Know-How and OCD Patents that cover or claim technology actually integrated into Products as of the date of termination of this Agreement, except for OCD Know-How and OCD Patents that cover or claim (i) any middleware integrated into the Products, (ii) any biomarkers integrated into the Products or (iii) any assay methods integrated into the

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Products, in each of (i) through (iii), unless OCD otherwise agrees in advance in writing to include such items in this license post-termination, to make, use, sell, offer for sale and import Products as they exist as of the effective date of such termination.  Such license shall not be sublicenseable without OCD’s prior written consent, not to be unreasonably withheld. Quotient shall be responsible for all payments due to third parties arising out of Quotient’s or its Affiliate’s or permitted sublicensee’s practice of the foregoing license.

17.10

Where such law exists and only to the extent applicable, all licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined in Section 101 of such Code.  Each Party, as licensee, may fully exercise all of its rights and elections under the Bankruptcy Code.  The Parties further agree that, if a Party elects to retain its rights as a licensee under any Bankruptcy Code, such Party shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology.  Such embodiments of the technology shall be delivered to the licensee Party not later than:  (a) the commencement of bankruptcy proceedings against the licensor, upon written request, unless the licensor elects to perform its obligations under the Agreement, or (b) if not delivered to OCD prior thereto, upon the rejection of this Agreement by or on behalf of the licensor, upon written request.  Any agreements supplemental hereto will be deemed to be "agreements supplementary to" this Agreement for purposes of Section 365(n) of the Bankruptcy Code.  As used herein, "Bankruptcy Code" means the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets.

17.11

Termination of the Agreement shall be without prejudice to any rights that shall have accrued to the benefit of either Party before such termination, including the right of either Party to receive or recover: (i) damages sustained by reason of the breach of the Agreement by the other Party, or (ii) any payments for Products which may then be owing under the terms of the Agreement (including any invoice).  In addition, the following provisions of this Agreement shall survive termination of this Agreement until the expiration of the statute of limitations (unless the period is otherwise specified therein):  Sections 1, 4.1.22, 5.13, 5.14, 8.1, 12.2.1, 13.1, 13.4, 14, 16, 17.6 to 17.11, and 18.

18.	MISCELLANEOUS PROVISIONS
18.1	Assignment.

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18.1.1

The entire Agreement shall not be assignable nor the rights hereunder transferred in any way by either Party except by prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed; provided, however, that (i) either Party may assign this Agreement in whole to a corporate Affiliate on reasonable prior written notice to the other Party of such assignment on the condition that the assigning Party shall remain liable hereunder as a guarantor for the prompt payment and performance of all obligations of the assignee; (ii) this Agreement may be assigned by a Party to a Third Party in connection with a sale or transfer of all or substantially all of such Party’s business or assets to which this Agreement relates or in connection with a merger or consolidation transaction involving such Party. This Agreement shall be binding upon, and shall inure to the benefit of, all permitted successors and assigns.

18.1.2

If OCD or an Affiliate of OCD wishes to grant to a Third Party a Sub-License or Sub-Distributorship for Products in any particular country or group of countries (but not all countries together as this is covered by Section 18.1.1) it shall give written notice of this fact to Quotient before any approach to any Third Party in relation thereto.  Within [***] of receipt of such notice Quotient shall indicate to OCD if Quotient is interested in obtaining such rights for such countries or country.  If Quotient is so interested OCD shall exclusively negotiate with Quotient in good faith the terms for such a reversion for a period of [***].  At the expiry of such period and if the Parties have not by then entered into an agreement for such reversion, OCD shall have the right to negotiate and enter an agreement with other Third Parties for such Sub-License or Sub-Distributorship in relation only to the countries in question.

18.1.3

If Quotient wishes to grant to a Third Party a license, distributorship, Commercialization rights or equivalent rights for Products in any particular country or group of countries in Territory A for the Donor Testing Market, it shall give written notice of this fact to OCD before any approach to any Third Party in relation thereto.  Within [***] of receipt of such notice OCD shall indicate to Quotient if OCD is interested in obtaining such rights for such countries or country.  If OCD is so interested Quotient shall exclusively negotiate with OCD in good faith the terms for such a reversion for a period of [***].  At the expiry of such period and if the Parties have not by then entered into an agreement for such reversion, Quotient shall the right to negotiate and enter an agreement with other Third Parties for such license, distributorship, Commercialization rights or equivalent rights in relation only to the countries in question; provided however that Quotient shall not enter into any such agreement on terms materially more favorable to such Third Party than those last offered by OCD without first offering OCD the right to obtain such rights on such terms, and OCD declines to obtain such rights on such terms.

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18.1.4

Notwithstanding anything to the contrary in Section 18.1.1, Quotient and Suisse SA hereby agree that the Quotient Controlled IPR, TTP Licensed IPR, TTP Agreements and Stratec Agreements are integral to OCD’s ability to exercise all rights granted to it pursuant to this Agreement.  If Quotient or Suisse SA assign this Agreement pursuant to Section 18.1.1, they may do so only in a manner that allows OCD to continue to practice all rights and licenses granted to OCD under all Quotient Controlled IPR, TTP Licensed IPR, or other IPR owned or controlled by TTP or Stratec that may be licensed to Quotient or Suisse SA and sublicensed to OCD pursuant to this Agreement or otherwise necessary to enable OCD to practice the rights granted to it pursuant to this Agreement (“Other Licensed Rights”), or rights derived from Quotient’s rights under the TTP Agreements and Stratec Agreements, after the effective date of such assignment as OCD had the right to practice prior to such assignment, which may be by assigning to the assignee the Quotient Controlled IPR owned by Quotient, assigning or sublicensing to the assignee any agreement under which Quotient obtained a license under the TTP Licensed IPR, Stratec IP Rights as defined in the Stratec Agreements, Other Licensed Rights, and assigning to the assignee the TTP Agreements and Stratec Agreements, in each case together with this Agreement.  Similarly, during the term of this Agreement, Quotient and Suisse SA shall neither assign or transfer to any Third Party any right, title or interest in or to the Quotient Controlled IPR, TTP Licensed IPR, Other Licensed Rights, TTP Agreements or Stratec Agreements, nor permit any lien or encumbrance to exist on the same, unless it does so in a manner consistent with this Setion 18.1 and that allows OCD to continue to practice all rights and licenses granted to OCD under this Agreement.

18.2

Force Majeure.  Neither Party shall be responsible for any delay or failure to perform its obligations under the Agreement or shall be liable to the other for loss or damages for any default or delay caused by conditions beyond its reasonable control, including but not limited to, acts of God, governmental restrictions, declared or not declared wars or insurrections, strikes, terrorism, floods, work stoppages, if any of the Parties affected shall give prompt written notice of such cause to the other Party.  The Party giving such notice shall thereupon be excused from such of its obligations under the Agreement as it is thereby disabled from performing for so long as it is so disabled, provided that each Party shall have the right to terminate the Agreement with immediate effect if any claim made by the other Party under this Section 18.2 is not cured within ninety (90) days.

18.3	Governing Law. The interpretation and construction of this Agreement shall be governed by the laws of New York, USA, excluding any conflicts or choice of law

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rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
18.4	Dispute Resolution
18.4.1

Any dispute controversy or claim arising out of or relating to this Agreement or the alleged breach, termination or invalidity of this Agreement shall be submitted in the first instance to the Chief Executive Officer of Quotient or such person’s designee of equivalent or superior position, and to the Chief Executive Officer of OCD or such person’s senior executive designee, who shall meet in person or by teleconference  or videoconference to discuss the same within thirty (30) days of the receipt by one Party of formal written notice of dispute from the other Party.  If the senior executives are unable to resolve the dispute within such time period, then either Party may refer the dispute to arbitration upon giving written notice to the other and thereafter the following provisions shall apply.

18.4.2

Disputes not resolved under Section 18.4.1 shall be finally resolved by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the date of filing of the arbitration (the “Rules”), except as modified herein, and the arbitrator(s) shall be engaged on terms consistent with those set forth herein:

18.4.3

If the amount in controversy, including claims and counterclaims, is less than [***] and does not relate to an allegation of material breach or termination of this Agreement or a claim under Section 17.2, there shall be one arbitrator, who shall be selected jointly by OCD and Quotient within twenty (20) days of receipt by respondent of a copy of the demand for arbitration.  If the amount in controversy is [***] or more, or if the dispute involves an allegation of material breach, or termination of this Agreement under Section 17.2, there shall be three neutral and impartial arbitrators, one appointed by OCD and one appointed by Quotient within twenty (20) days of receipt by respondent of a copy of the demand for arbitration, and the third arbitrator, who shall serve as chair of the arbitral tribunal, shall be appointed by agreement of the Party-appointed arbitrators within twenty (20) days of the appointment of the second arbitrator and who must be an experienced judge, barrister or trial lawyer admitted to practice law in the same jurisdiction as the governing law.  Any arbitrator not timely appointed shall be appointed by the AAA.  Any arbitrator appointed by the AAA shall have significant experience with the arbitration of similar large, complex, commercial disputes and shall be an experienced judge, barrister or trial lawyer admitted to practice law in the same jurisdiction as the governing law.

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18.4.4	The arbitration proceeding shall be conducted in the English language.
18.4.5	The arbitration proceeding shall be held and the award shall be issued in New York New York, USA although the Parties may agree in writing to conduct individual hearings in other locations.
18.4.6

During the course of the arbitration, each Party shall provide to the other copies of Relevant Material.  “Relevant Material” is defined as all documents or other material relevant to the matters at issue in the arbitration with the exception of (i) communications to and from lawyers admitted to practice law or practicing law (whether or not employed by a Party) for the purpose of obtaining and giving legal advice; (ii) communications between the Parties and/or their respective advisers in relation to the terms of a settlement of the particular dispute or disputes which is or are the subject of the arbitration proceedings.

18.4.7

The arbitrators may, if requested by one of the Parties, order the preparation of lists of the Relevant Material for initial evaluation by the requesting Party prior to disclosure and/or inspection of the Relevant Material.  The arbitrators shall also have the power to order production of the Relevant Material on whatever terms the arbitrators deem fit including the need for production to take place on an urgent basis and the reimbursement of all reasonable costs of production by the requesting Party to the furnishing Party.  Any dispute as to whether a particular document or other material should be classified as Relevant Material or otherwise disclosed in the course of the arbitration shall be determined in the sole discretion of the arbitrators.  The classification of a document or other material as Relevant Material shall not determine whether such material shall be admissible in evidence in the arbitration.  Questions of admissibility shall be decided by the arbitrators in their sole discretion.  In the event that the Parties seek to take deposition discovery in the course of a proceeding, each Party agrees that it will limit the number of depositions that it will take to ten (10) depositions, unless the arbitrators determine that additional depositions are warranted.

18.4.8

The arbitration shall be confidential.  No Party shall use or disclose any Relevant Material obtained under this Section 18.4 for any purpose except in the course of the conduct of the arbitration and (as far as applicable) proceedings before any court, and then only to the extent necessary for the implementation and enforcement of any award of the arbitrators;

18.4.9

The arbitration shall be conducted as expeditiously as practicable, and the Parties and the arbitrators shall use their best efforts to hold the hearing on the merits no later than ninety (90) days after the appointment of a sole arbitrator and no later than one

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hundred and eighty (180) days after the appointment of a third arbitrator (as the case may be), and the arbitrator(s) shall use their best efforts to issue a final award within twenty (20) days after the close of the hearing.

18.4.10

In addition to damages, the arbitral tribunal may award any remedy provided for under applicable laws and the terms of this Agreement, including, without limitation, specific performance but not injunctive relief. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover punitive, treble or similar damages with respect to any dispute.

18.4.11	The arbitration award shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based.
18.4.12	The arbitration award shall be final and binding on the Parties and shall not be appealable to any court in any jurisdiction.
18.4.13	The award may be entered and enforced in any court having competent jurisdiction.
18.4.14

Each Party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared, except that if, in the opinion of the arbitrators, any claim by a Party hereto or any defense or objection thereto by the other Party was unreasonable, the arbitrators may in their discretion assess as part of the award all or any part of the arbitration expenses of the other Party (including reasonable attorneys’ fees) and the fees and expenses of the arbitrators and the AAA against the Party raising such unreasonable claim, defense or objection.

18.4.15

Notwithstanding anything to the contrary in this Agreement, matters relating to the scope, validity or enforceability of Patent rights shall be submitted for resolution by a court of competent jurisdiction in the applicable country or territory.

18.4.16

Additionally, notwithstanding anything to the contrary in this Section 18.4, for any disputes regarding the establishment of an Alternative Transfer Price that are not resolved as provided in Section 5.3.2, the following adjustments to the foregoing arbitration processes shall apply:  Within thirty (30) days after the selection of the arbitrators, each Party shall submit to the arbitrators its final and best proposal for an appropriate Alternative Transfer Price for the relevant country(ies) in Territory B, along with all Relevant Materials to support such Party’s belief that such Alternative Transfer Price would provide each Party with a reasonable profit on sales of Consumables in such country that is proportional to the profit each such Party would realize on sales of Consumables in Territory A. Within sixty (60) days after such submissions have been made to the arbitrators, the arbitrators shall select one Party’s

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final and best proposal, without modification, as the Alternative Transfer Price.  When considering each submission the arbitrators shall take account of the provision of Section 5.3.2 that Suisse SA shall not be obligated to supply Consumables at less than a price equal to the Cost of Goods Sold thereof plus a net profit margin (as defined using generally accepted accounting principles), on a country-by-country basis, comparable to that which is realized by international companies selling diagnostic products that test for some or all of the biomarkers then capable of being tested by the MosaiQ system in the relevant country.

18.5	Notices
18.5.1

Any notice (which term shall in this clause include any other communication) required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language.

18.5.2	Any such notice shall be addressed as provided in Section 18.5.3 and may be:
(a)

delivered by courier, in which case it shall be deemed to have been given upon delivery at the relevant address if it is delivered not later than 17.00 hours on a business day, or, if it is delivered later than 17.00 hours on a business day or at any time on a day which is not a business day, at 08.00 hours on the next business day; or

(b)

sent by facsimile, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted transmission by a transmission report provided that any notice despatched by facsimile after 17.00 hours on any business day or at any time on a day which is not a business day shall be deemed to have been given at 08.00 on the next business day; or

(c)

sent by electronic mail, in which case it shall be deemed to be given when the E-mail leaves the E-mail gateway of the sender where it leaves such gateway before 17.00 hours on any business day or in any other case at 08.00 hours on the next business day after it leaves such gateway and the onus shall be on the sender to prove the time that the E-mail left its gateway.

18.5.3	The addresses and other details of the Parties referred to in this Section 18.5.3 are, subject to Section 18.5.4:

If to Quotient, addressed to:

Attention: Company Secretary

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With a copy to: Chief Executive Officer

Address: PO Box 1075

Elizabeth House

9 Castle Street

Jersey

JE4 2PQ

Channel Islands

E-mail address:

If to OCD, addressed to:

Attention: Chief Operating Officer

With a copy to: General Counsel

Address: Ortho-Clinical Diagnostics, Inc.

1001 US Highway Route 202

Raritan, New Jersey 08869

E-mail address:

18.5.4

Any Party to this Agreement may notify the other Parties of any change to the address or any of the other details specified in Section 18.5.3, provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later.

18.6	No Other Rights. Except as otherwise expressly provided in the Agreement, no other right, express or implied, is granted by the Agreement.
18.7

Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

18.8

Public Announcements.  To the extent that the terms of this Agreement are not already in the public domain no Party shall make any press release, statement or public announcement (including by means of advertising or sales promotional materials) concerning the Agreement or the subject matter of the Agreement (including by mentioning or referring in any way to Quotient, Suisse SA or OCD or names of their employees), unless such announcement shall, in the opinion of such Party’s legal counsel, be required by law, rule or regulation or the rules of a securities exchange, or unless such announcement is agreed upon in writing in advance by the Parties.

18.9

Amendment.  No amendment, modification or supplement of any provision of the Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer or director of each Party.

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18.10

Waiver.  No provision of the Agreement shall be waived by any act, omission or knowledge of any Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer or director of the waiving Party.

18.11

Counterparts.  The Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement. A signed Agreement received by a Party hereto via facsimile will be deemed an original, and binding upon the Party who signed it.

18.12

Severability.  Whenever possible, each provision of the Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.  If a provision is so rendered ineffective, the Parties shall negotiate a new and valid provision to approximate the intent of the invalid provision.

18.13

Independent Contractors.  The relationship between the Parties created by the Agreement is one of independent contractors and such Parties shall not have the power or authority to bind or obligate the other. There is no employee-employer relationship between OCD and Quotient, OCD and Suisse SA, or between Quotient or Suisse SA and any of OCD’s Representatives.  Neither OCD, Quotient nor Suisse SA (i) intends that the terms of this Agreement would create or give rise, in whole or in part, to a partnership for tax reporting or any other purposes between OCD and Quotient, or OCD and Suisse SA, and (ii) shall take any position or cause their Affiliates, sub-licensees or sub-distributors to take any position inconsistent with such intention for tax purposes (including with respect to filing U.S. federal income tax returns and in the course of any audit, review or litigation), unless otherwise required by applicable laws.

18.14

Local Law Requirements.  Except as otherwise specifically provided herein, each Party shall at their own expense in their respective countries, take such steps as may be required to satisfy any laws or requirements with respect to declaring, filing, recording or otherwise rendering the Agreement valid.

18.15

Expenses.  Each Party shall bear its own expenses and costs incurred in the negotiations leading up to and in preparation of the Agreement and of matters incidental to the Agreement. Neither OCD nor Quotient shall incur any expense

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chargeable to such other Party, except as may be specifically authorized in advance in writing in each case by such other Party
18.16

Entire Agreement of the Parties.  The Agreement (including the Schedules), together with the Subscription Agreement, shall constitute and contain the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understanding and agreements, whether oral or written, between the Parties respecting the subject matter thereof.

18.17	Exclusion of Laws. The Parties exclude the application of any international statutes on the sales of goods, including the United Nations Convention on International Contracts for the Sales of Goods.
18.18	Language. The Agreement shall be in the English language and the English version of the Agreement shall be deemed the official and governing instrument, notwithstanding any translations thereof.

[Signature Page Follows]

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Intending to be legally bound, the Parties have caused the Agreement to be executed by their duly authorized officers or directors as of the Effective Date.

By:QBD (QS-IP) LIMITED

Its:CEO

/s/ Paul Cowan

_________________________

By:Quotient Suisse SA

Its:CEO

/s/ Paul Cowan

_________________________

By:Ortho-Clinical Diagnostics, Inc.

Its:/s/ M. Madaus

_________________________

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SCHEDULE 1.9

Antigens and Antibodies

Blood Group Antigens – Required Specificities

Family	Specificity
ABO	[***]
D	[***]
Rh	[***]
Kell	[***]
Duffy	[***]
Kidd	[***]
Lewis	[***]
MNS	[***]
P	[***]
Diego	[***]

Blood Group Antigens – Optional Specificities

Family	Specificity
ABO	[***]
D	[***]
H	[***]
Lu	[***]
Wr	[***]
Xg	[***]
Other	[***]

Blood Group Antibodies – Required Specificities

Family	Specificity
ABO	[***]
Rh	[***]
Kell	[***]
Duffy	[***]
Kidd	[***]
Lewis	[***]
MNS	[***]

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P	[***]
Diego	[***]

Blood Group Antibodies – Optional Specificities

Family	Specificity
Lu	[***]
Xg	[***]
Other	[***]

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Schedule 1.46

Net Sales Targets

The total Net Sales of Consumables by OCD, its Affiliates, Sub-Licensees and Sub-Distributors shall be the following target amounts in the following Sales Years:-

[***]

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Schedule 1.47

Existing Products of OCD

MicroPillar™

Vitros®

Ortho ProVue®

AutoVue®

Ortho Vision®

Ortho Vision® Max

Ortho® Workstation

BioVue®

ID-Micro Typing System™ Gel Test™ Cards

Ortho® Sera

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SCHEDULE 4.1.16

Development and Regulatory Milestones

Milestone event	Milestone date
Submission of application for FDA Approval	[***]
Submission of application for CE-Marking	[***]

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Schedule 14.6

Press Releases - Agreed Form

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Quotient and Ortho Clinical Diagnostics Establish Exclusive Commercial Partnership

for MosaiQ™ in the Global Patient Testing Market and Donor Testing Markets

in the Developing World and Japan

Collaboration to accelerate the commercialization of MosaiQTM within the

$2.8 billion global transfusion diagnostics market

•	Quotient to commercialize MosaiQ™ in the donor testing market in North America, the European Union and certain countries in the Asia-Pacific region, excluding Japan

•	Ortho Clinical Diagnostics (“OCD”) to sell and distribute MosaiQ™ in the global patient testing market and the donor testing market in territories not addressed by Quotient

•	Quotient retains all rights to additional applications for MosaiQ™

•	OCD has provided $25 million of funding for MosaiQ™, including a $10 million investment in new Quotient ordinary shares at an issue price of $22.50 per share

•	Quotient to receive $59 million of additional funding upon successful achievement of certain agreed-upon regulatory and commercial milestones

•	Quotient will manufacture and supply MosaiQ™ consumables for supply to OCD. The transfer price payable by OCD for consumables will “step up” based on agreed-upon revenue milestones

•	Quotient and OCD will collaborate to explore additional diagnostics applications for MosaiQ™

JERSEY, Channel Islands, January 29, 2015 – Quotient Limited (“Quotient”) (NASDAQ:QTNT), a commercial-stage diagnostics company, and Ortho-Clinical Diagnostics, Inc., the global market leader in transfusion diagnostics, today announced that they are entering into a broad strategic collaboration to sell and distribute Quotient’s MosaiQ™ platform within the $2.8 billion global transfusion diagnostics market.

Under the terms of an exclusive Distribution and Supply Agreement (“D&S Agreement”), Quotient retains all rights to commercialize MosaiQ™ in North America, the European Union and certain Asia-Pacific territories (excluding Japan) for the donor testing market, while OCD has acquired exclusive rights to sell and distribute MosaiQ™ for the global patient testing market (for blood grouping) and the donor testing market in territories not covered by Quotient (for blood grouping and serological disease screening). Quotient will be responsible for the manufacture of all products (instruments, consumables and ancillary products) associated with MosaiQ™ and has retained all other commercial rights to MosaiQ™ with OCD receiving a right of first offer where Quotient decides to commercialize MosaiQ™ with a third party for an application other than blood grouping.

“This strategic collaboration represents a significant milestone in our long and successful working relationship with OCD focused upon the development of innovative new products for the $2.8 billion transfusion diagnostics market worldwide,” said Paul Cowan, Chairman and Chief Executive Officer of Quotient. “Given OCD’s leadership position in the global transfusion diagnostics marketplace, we are pleased with the confidence they have placed in Quotient to successfully develop MosaiQ™, our transformative diagnostics platform for blood grouping and serological disease screening. In addition to accelerating the commercialization of MosaiQ™ in the $1.0 billion global patient testing market and the donor testing market in the developing world and in Japan, this agreement represents an important step forward with our goal of enabling more fully characterized patient and donor blood – ultimately improving patient outcomes. We believe our partnership with OCD further validates MosaiQ™ both technically and commercially, while providing important funding to support its development timelines and objectives.”

MosaiQ™ has been designed to offer a breadth of diagnostic tests on a single multiplex consumable that is unmatched by any commercially marketed transfusion diagnostic instrument platform, including comprehensive antigen phenotyping and antibody identification for all samples tested. Time to result using MosaiQ™ will be equivalent to or significantly quicker than existing blood grouping methods. With this capability, adoption of MosaiQ™ should lead to improved patient outcomes by allowing for the more comprehensive matching of donor and patient blood. MosaiQ™ will also represent a highly cost-effective solution for donor and patient testing organizations worldwide.

Quotient has retained all rights and intellectual property related to the development and manufacture of MosaiQ™ consumables, which it will supply at its own cost to OCD. Under the D&S Agreement, the transfer price for MosaiQ™ consumables supplied to OCD by Quotient will increase as a percentage of net sales, subject to the achievement of agreed-upon revenue targets. In addition, a basis for calculating minimum transfer prices has also been agreed.

“We believe this strategic relationship with Quotient for the innovative MosaiQ™ technology has the potential to bring completely new solutions to the global transfusion diagnostics market,” said Martin Madaus, Chairman and Chief Executive Officer of OCD. “As the worldwide leader in blood typing, we are very excited about the opportunity to add Quotient’s novel approach to blood grouping to OCD’s market-leading product and service offerings. Together we will bring valuable and very differentiated offerings to donor collection agencies, hospitals and reference laboratories worldwide.”

In connection with the transaction, OCD has subscribed (through an affiliate) for 444,445 new Quotient Ordinary shares at an issue price of $22.50 per new Ordinary share, raising $10 million of equity proceeds, and $15 million of 7% redeemable preference shares (the “Preference Shares”). Following the transaction, OCD will own approximately 2% of Quotient’s fully-diluted ordinary share capital. Quotient will also be entitled to receive payments totaling $59 million upon the achievement of specified regulatory approvals and commercial milestones, which primarily relate to the approval and launch of MosaiQ™ in the U.S. and the European Union for blood grouping.

Quotient and OCD have also agreed to explore opportunities to develop and commercialize MosaiQ™ in other diagnostics applications outside of blood grouping and serological disease screening, utilizing the combined knowledge and expertise of both parties.

UBS Investment Bank acted as financial advisor to Quotient.

Conference Call

Quotient will host a conference call on January 30, 2015 at 8:00 a.m. Eastern Time to discuss its collaboration with OCD. Participants may access the call by dialing 1-877-407-9039 in the U.S. or 1-201-689-8470 outside the U.S. The call will be webcast live on Quotient’s website at www.quotientbd.com.

A replay of this conference call will be available through February 6 by dialing 1-877-870-5176 in the U.S. or 1-858-384-5517 outside the U.S. The replay access code is 13600550.

About Quotient Limited

Quotient is an established, commercial-stage diagnostics company committed to reducing healthcare costs and improving patient care through the development and commercialization of innovative tests, currently focused on blood grouping and serological disease screening. Quotient is developing its proprietary MosaiQ™ technology platform to offer a breadth of tests that is unmatched by any commercially available transfusion diagnostic instrument platform. The company’s operations are based in Edinburgh, Scotland; Newtown, Pennsylvania; and Eysins, Switzerland.

About Ortho-Clinical Diagnostics, Inc.

Ortho-Clinical Diagnostics, Inc. delivers high-quality in vitro diagnostic products that give healthcare professionals around the world the knowledge they need to make better treatment decisions sooner. The company serves the global transfusion medicine community with donor screening and blood typing products to help ensure every patient receives blood that is safe, the right type and the right unit. OCD also brings sophisticated information management, testing technologies and automation and interpretation tools to clinical laboratories worldwide to help them run more efficiently and improve patient care. For more information, visit www.orthoclinical.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations of continued growth, the development, regulatory approval, commercialization and impact of MosaiQTM and other new products. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceeding; continued or worsening adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo and MosaiQTM are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

INVESTOR CONTACT:

Paul Cowan, Chief Executive Officer – paul.cowan@quotientbd.com; +41.22.716.9800

or

MEDIA CONTACT:

Irma Gomez-Dib, FTI Consulting – irma.gomez-dib@fticonsulting.com; +1.415.706.9155